UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Meritage Homes Corporation

(Name of Registrant as Specified In Its Charter)

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Dear Stockholders:
You are cordially invited to join us for our 2011 annual meeting of stockholders, which will be held on Wednesday, May 18, 2011, at 10:00 a.m. local time in our corporate offices at 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255. Holders of record of our common stock as of March 31, 2011, are entitled to notice of and to vote at the 2011 annual meeting.
The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We may also report on matters of current interest to our stockholders.
We are pleased to be furnishing these materials to our stockholders via the Internet again this year. We believe this approach will allow us to continue to provide you with the information that you need while expediting your receipt of these materials, lowering our costs of delivery, and reducing the environmental impact of our annual meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will be happy to do so at no charge upon your request. For more information, please refer to the Notice of Internet Availability of Proxy Materials that we previously mailed to you on or about April 8, 2011.
You are welcome to attend the meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy by Internet or telephone, as described in the following materials, or if you request printed copies of these materials, by completing and signing the proxy card enclosed therein and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy, you may do so automatically by voting in person at the meeting.
If your shares are held in the name of a broker, bank, trust or other nominee, you may be asked for proof of ownership to be admitted to the meeting.
We look forward to seeing you at the annual meeting.
Sincerely,
Steven J. Hilton
Chairman and Chief Executive Officer
17851 North 85th Street • Suite 300 • Scottsdale, Arizona • 85255 • Phone 480-515-8100
Listed on the New York Stock Exchange — MTH

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Date: Wednesday, May 18, 2011
Time: 10:00 a.m. local time
Meritage Homes Corporation
17851 North 85th Street, Suite 300
Scottsdale, Arizona 85255
To Our Stockholders:
You are invited to attend the Meritage Homes Corporation 2011 annual meeting of stockholders at which we will conduct the following business:
1.	Election of three Class II Directors, each to hold office until our 2013 annual meeting,
2.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year,
3.	Advisory vote to approve compensation of Named Executive Officers (“Say on Pay”),
4.	Advisory vote on the frequency of future advisory votes on Say on Pay, and
5.	The conduct of any other business that may properly come before the meeting or any adjournment or postponement thereof.
These items are more fully described in the accompanying proxy. Only stockholders of record at the close of business on March 31, 2011 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE FOLLOWING MATERIALS. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY BY USING THE INTERNET, REGULAR MAIL OR TELEPHONE AS DESCRIBED HEREIN OR ON YOUR PROXY CARD.

By Order of the Board of Directors,

C. Timothy White, Secretary
Scottsdale, Arizona
April 1, 2011
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2011:
THIS PROXY STATEMENT AND MERITAGE’S 2010 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.INVESTORS.MERITAGEHOMES.COM. ADDITIONALLY, AND IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS THESE MATERIALS ON THE COOKIES-FREE WEBSITES INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT YOU MAY RECEIVE FROM BROADRIDGE FINANCIAL SOLUTIONS, INC.

MERITAGE HOMES CORPORATION
17851 NORTH 85TH STREET
SUITE 300
SCOTTSDALE, ARIZONA 85255
(480) 515-8100
www.meritagehomes.com
PROXY STATEMENT
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Meritage Homes Corporation to be used in voting at our annual meeting of stockholders on Wednesday, May 18, 2011. The meeting will be held at 10:00 a.m. local time at our corporate offices at 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255.
On or about April 8, 2011, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to stockholders of record at the close of business on March 31, 2011 (the “record date”) and this proxy and the related materials were made available on our website. We are furnishing our proxy materials to our stockholders on the Internet in lieu of mailing a printed copy of our proxy materials to each stockholder of record. You will not receive a printed copy of our proxy materials unless you request one. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in the proxy materials, or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.
If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised by attending the annual meeting and voting in person, duly executing and delivering a proxy bearing a later date, or sending written notice of revocation to our Corporate Secretary at the Company’s address located at the top of this page. Whether or not you plan to be present at the annual meeting, we encourage you to vote your proxy by telephone or via the Internet by following the instructions provided in this proxy statement or on the proxy card. If you request a printed copy of these materials, you may also provide your proxy by signing the proxy card enclosed therein and returning it in the envelope that will be provided with the printed materials.
The Meritage Board of Directors is soliciting proxies. We will bear the entire cost of proxy solicitation, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We intend to retain the services of Broadridge or another proxy solicitation firm. We anticipate the costs associated with these services will not exceed $10,000.
The following information should be reviewed along with the audited consolidated financial statements, notes to consolidated financial statements, report of independent registered public accounting firm and other information included in our 2010 Annual Report to Stockholders that is available on our website at www.meritagehomes.com.
Information about our company is provided on our Internet website at www.meritagehomes.com. Our periodic and current reports, including any amendments, filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), are available, free of charge, on our website as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission (“SEC”). The information contained on our website is not considered part of our Annual Report on Form 10-K or this proxy statement.
Meritage operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities and setting high standards for ethical conduct. Our Board of Directors has established an Audit Committee, Executive Compensation Committee and Nominating/Governance Committee. The charter of each of these committees is available on our website, along with our Code of Ethics and our Corporate Governance Principles and Practices. Our committee charters, Code of Ethics and Corporate Governance Principles and Practices are also available in print, free of charge, to any stockholder who requests them by calling us or by writing to us at our principal executive offices at the address listed above, Attention: Corporate Secretary.
VOTING SECURITIES OUTSTANDING
On the record date, there were 32,388,003 shares of Meritage common stock outstanding. The common stock is our only outstanding class of voting securities. Each share is entitled to one vote on each proposal to be voted on at the annual meeting. Only holders of record of common stock at the close of business on the record date will be permitted to vote at the meeting, either in person or by valid proxy.

VOTING PROXIES
Shares of common stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions specified in the proxies. If you submit a signed proxy but do not indicate any voting instructions, your shares will be voted FOR the election as directors of the nominees named in this proxy statement, FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, FOR the advisory vote on Say on Pay proposal and FOR the advisory vote on the frequency of future advisory votes on Say on Pay every three (3) years.
If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name”, and the Notice is being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. Rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for a beneficial owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions.
If you do not give instructions to your record holder prior to the meeting, the record holder will be entitled to vote your shares in its discretion only on Proposal 2 (Ratification of Independent Registered Public Accounting Firm) and will not be able to vote your shares on Proposal 1 (Election of Directors), Proposal 3 (Advisory Vote on “Say on Pay”) and Proposal 4 (Advisory Vote on the Frequency of Future Advisory Votes on “Say on Pay”) and your shares will be counted as a “broker non-vote” on those proposals.
As the record or beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares.
The management and Board of Directors of the Company know of no other matters to be brought before the meeting. If other matters are properly presented to the stockholders for action at the meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in this proxy to vote in their discretion on all matters on which the shares of common stock represented by such proxy are entitled to vote.

SUMMARY
This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the proposals fully, you should carefully read this entire proxy statement and the other proxy materials identified in the Notice.
General Information

Date, Time and Place of Meeting	The annual meeting will be held on Wednesday, May 18, 2011, at 10:00 a.m. local time at our corporate offices at 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255.

Record Date	The record date for the annual meeting is March 31, 2011. Stockholders who hold shares of our stock at the close of business on the record date will be entitled to vote on the matters proposed in this proxy statement.

Voting Information	You can vote in person at the annual meeting or submit a proxy to have your shares represented without attending the annual meeting. The shares represented by a properly executed proxy will be voted as you direct. To submit a proxy, you must follow the instructions provided in this proxy statement and in the Notice. You may submit your proxy via the Internet, regular mail, or by calling the telephone number provided in the Notice, and you will be asked to enter your 11- or 12-digit control number. If you request a printed copy of these materials, you may also fill out and sign the proxy card enclosed therein and return it by mail in the envelope provided.

You can revoke your proxy any time before it is voted by written notice delivered to the Company’s Secretary, by timely delivery of a later signed proxy (including via the Internet, regular mail, or telephone), or by voting in person at the annual meeting. Attendance at the meeting alone is not sufficient to revoke your proxy. You must also vote your shares to revoke your proxy.

Quorum	The presence in person or by proxy of stockholders representing a majority of the votes entitled to be cast at the meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum exists.
The Proposals

Election of Directors (page 4)	Robert G. Sarver, Peter L. Ax and Gerald W. Haddock are each presently serving as Class II Directors and are nominated for re-election.

The Board of Directors recommends a vote “for” each of these directors.

If a quorum is present, the three nominees who receive the most votes will be elected. Broker non-votes and votes that are withheld will not count as votes cast either for or against the nominee. Please vote on this matter.

Ratification of Auditor (page 4)	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.

The Board of Directors recommends a vote “for” this proposal.

If a quorum is present, an affirmative vote of the majority of the votes cast at the annual meeting is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditor. Abstentions will not be counted either for or against this proposal. If the appointment is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment in 2011 will stand, unless the Audit Committee determines there is a reason for making a change.

Advisory Vote to Approve Compensation of our Named Executive Officers (“Say on Pay”) (page 4)	Stockholders will be given the opportunity to vote on an advisory resolution related to the compensation of our Named Executive Officers (“NEOs”) (commonly referred to as “Say on Pay”).

The Board of Directors unanimously recommends a vote FOR the resolution approving the compensation of our NEOs.

If a quorum is present, approval of the advisory vote requires the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions will not be counted either for or against this proposal.

Frequency of Future Advisory Votes on Say on Pay (page 6)	Stockholders will be given the opportunity to vote on an advisory resolution regarding the frequency of future advisory votes on the compensation program of our NEOs. The frequency may be every year, every two (2) years, or every three (3) years.

The Board of Directors recommends a vote of “for every three (3) years” for this proposal.

The frequency option (i.e., every year, every two years or every three years) that receives the plurality of the votes cast on this proposal will be deemed the preferred option of stockholders. Abstentions will not be counted either for or against this proposal.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)
Our Board of Directors currently has seven members. The directors are divided into two classes serving staggered two-year terms. This year our Class II Directors are up for election. The Board, upon the recommendation of its Nominating/Governance Committee, has nominated Robert G. Sarver, Peter L. Ax and Gerald W. Haddock, who are presently serving as Class II Directors, for re-election.
Biographical information for each of our director nominees is set forth on pages 9 and 10.
All nominees have consented to serve as directors. The Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the annual meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the director nominees, stockholders may:
•	vote FOR all nominees;

•	WITHHOLD votes for all nominees; or

•	WITHHOLD votes as to specific nominees.
Unless you tell us by your proxy to vote differently, your shares will be voted FOR the Board’s nominees. If a quorum is present, the three nominees who receive the most votes will be elected. Broker non-votes and votes that are withheld will not count as either votes for or against the nominee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS.
RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL NO. 2)
The Board of Directors seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.
Deloitte & Touche LLP was appointed our auditor in 2005 and no relationship exists other than the usual relationship between auditors and clients.
If a quorum is present, an affirmative vote of the majority of the votes cast at the annual meeting is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditor. Abstentions will not be counted either for or against this proposal. If the appointment of Deloitte & Touche LLP as auditors for 2011 is not approved by stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment in 2011 will stand, unless the Audit Committee determines there is a reason for making a change.
THE BOARD OF DIRECTORS HAS APPROVED THIS PROPOSAL NO. 2 AND UNANIMOUSLY RECOMMENDS A
VOTE “FOR” PROPOSAL NO. 2.
ADVISORY VOTE ON SAY ON PAY
(PROPOSAL NO. 3)
Stockholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as “Say on Pay”):
RESOLVED, that the stockholders of Meritage Homes Corporation hereby approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and compensation tables (and accompanying narrative disclosures) set forth in this proxy statement.

Background on Proposal
In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on this advisory resolution regarding the compensation of our NEOs.
For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2010, please refer to the Compensation Discussion and Analysis. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow it, beginning at page 26, provide additional information about the compensation that we paid to our NEOs in 2010. As described in the Compensation Discussion and Analysis, which begins at page 16, our executive compensation program is designed to drive and reward superior performance both annually and over the long term while simultaneously striving to be externally competitive. During 2010, through efforts of our NEOs in these challenging economic times, particularly in the homebuilding industry, Meritage achieved the following accomplishments:
•
Generated positive net income for the full fiscal year of $7.2 million, the first full year of positive net income since the start of the downturn in 2006. Meritage was one of only four large public builders to earn positive income in 2010.

•
Increased home closing gross margin (excluding impairments) to 18.5%, despite intense competition with the excess supply of resale and foreclosure homes in the market. Contributing factors to this achievement include selling in new communities with well-priced lots in good submarkets as well as redesigning our product to reduce costs and sales prices in order to tailor our offerings to our buyers’ needs.

•
Completed a debt restructuring in early 2010, eliminating $130 million of 7.0% senior notes due 2014 and reducing our 6.25% senior notes maturity due in 2015 by $65 million. This transaction pushed out our earliest maturity from 2014 to 2015, and we ended the year with a 28% net-debt-to-capital ratio.

•
Launched Meritage Green, our energy-efficient program, where every new home we construct since January 1, 2010, at a minimum, meets ENERGY STAR® standards. Our “green” strategy effectively differentiates our product in the marketplace when compared against both new and resale homes.

The Board and NEOs recognize the long-term challenges the Company has faced through the downturn and over the past several years. While the above accomplishments were recognized, the Company has implemented prudent and responsible compensation policies in the shareholders’ interest, some of which include:
•
From 2006 through 2009, base salaries were frozen for our NEOs, despite automatic increase provisions in some employment agreements, with Mr. Hilton taking a voluntary pay cut in 2009. In 2010, Mr. Hilton’s pay was re-established at the 2008 rate, and only Messrs. Seay and Davis received salary increases to bring them more in line with market compensation practices.

•	Other than reimbursement of certain life and disability insurance premiums, perquisites for our NEOs were essentially discontinued.
•	NEOs must comply with security ownership requirements, as discussed on page 21.
•	Incentive compensation is balanced between cash and equity awards, as discussed on page 20.
•
Each employment agreement of our NEOs includes a provision for the clawback (or offset) of incentive bonuses to the extent any financial results are misstated as the result of the NEO’s willful misconduct or gross negligence.

Effects of Advisory Vote
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Executive Compensation Committee. However, the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
If a quorum is present, approval of the advisory vote requires the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions will not be counted either for or against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE RESOLUTION
SET FORTH ABOVE REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON SAY ON PAY
(PROPOSAL NO. 4)
Stockholders will be given the opportunity to vote on the following advisory resolution:
RESOLVED, that stockholders shall be given the opportunity to vote on an advisory resolution regarding the compensation of the Company’s named executive officers (vote for one alternative only):
•	every year;
•	every two (2) years; or
•	every three (3) years.
Background on Proposal
In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on an advisory resolution regarding the compensation of our NEOs. See Proposal 3 beginning at page 4. The Dodd-Frank Act and applicable SEC rules also require that, at least once every six years, stockholders be given the opportunity to vote on the advisory resolution set forth above regarding the frequency of future stockholder advisory votes on the compensation of our NEOs.
Stockholders may vote to recommend that future stockholder advisory votes on the compensation of our NEOs be held every year, every two years or every three years. The Board of Directors currently believes that future stockholder advisory votes on the compensation of our NEOs should occur every three (3) years. There are advantages and disadvantages associated with each of the frequencies permitted under the Dodd-Frank Act and applicable SEC rules. The Board’s current position is based on, among other things, the following factors:
•	Based on the long-term nature of certain components of the NEOs compensation structure, the impact of the compensation program may not be fully realized in a short duration;
•	Volatility in the global or homebuilding markets may cause anomalies in the compensation calculation when viewed in a short duration; and
•	Administrative financial and legal burden potentially borne by the Company from a non-static compensation program for its key executives may outweigh any short-term changes to the program.
The frequency option (i.e., every year, every two years or every three years) that receives a plurality of the votes cast on this proposal will be deemed the recommended option of stockholders. Abstentions will not be counted either for or against this proposal.
Effects of Advisory Vote
Because the vote on this proposal is advisory in nature, it will not be binding on the Board of Directors. However, the Board of Directors will consider the outcome of the vote along with other factors when making its decision about the frequency of future stockholder advisory votes on the compensation of our NEOs.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF
HOLDING FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS EVERY THREE (3) YEARS.

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS
Management. The following table summarizes, as of March 15, 2011, the number and percentage of outstanding shares of our common stock beneficially owned by the following:
•	each Meritage director and nominee for director;

•	each executive officer named in the summary compensation table; and

•	all Meritage directors and executive officers as a group.

		Number		Right To	Total Shares	Percent Of
Name Of		Of Shares		Acquire By	Beneficially	Outstanding
Beneficial Owner(1)	Position With The Company	Owned		May 15, 2011	Owned(2)	Shares (3)
Steven J. Hilton	Director, Chairman and CEO	1,794,462	(4)	256,064	2,050,526	6.3%
Robert G. Sarver	Director	1,205,800	(5)	21,500	1,227,300	3.8%
Raymond Oppel	Director	41,000	(6)	21,500	62,500	*
Peter L. Ax	Director	30,000		21,500	51,500	*
Richard T. Burke, Sr.	Director	20,000		21,500	41,500	*
Gerald W. Haddock	Director	28,000	(7)	11,500	39,500	*
Dana Bradford	Director	2,188,920	(8)	—	2,188,920	6.8%
Larry W. Seay	Executive Vice President and Chief Financial Officer	72,827		113,334	186,161	*
C. Timothy White	Executive Vice President, General Counsel and Secretary	38,126		22,000	60,126	*
Steven M. Davis	Executive Vice President—Chief Operating Officer	15,374		12,000	27,374	*
All current directors and executive officers as a group (10 persons)		4,434,509		500,898	4,935,407	15.0%

*	Less than 1%.

(1)	The address for our directors and executive officers is c/o Meritage Homes Corporation, 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255.

(2)
The amounts shown include the shares of common stock actually owned as of March 15, 2011, and the shares that the person or group had the right to acquire within 60 days of that date. The number of shares includes shares of common stock owned by other related individuals and entities over whose shares of common stock such person has custody, voting control or the power of disposition. In calculating the percentage of ownership, all shares of common stock which the identified person had the right to acquire within 60 days of March 15, 2011 upon exercise of options are considered as outstanding for computing the percentage of the shares owned by that person or group, but are not considered as outstanding for computing the percentage of the shares of stock owned by any other person.

(3)	Based on 32,381,336 shares outstanding as of March 15, 2011.

(4)	Shares are held by family trusts. 400,000 of these shares were pledged to a third-party lending institution.

(5)
Amount excludes (i) 8,000 shares that Mr. Sarver is deemed to indirectly own through his family members, and (ii) 1,185,920 shares owned by an entity affiliated with the McCarthy Group, LLC (“McCarthy”). Mr. Sarver is a member of McCarthy and has expressly disclaimed any beneficial ownership of the McCarthy shares. Amount includes (i) 1,000,000 shares that are owned by Southwest Value Partners Fund XIV, LP (“SVP”), an entity in which Mr. Sarver indirectly shares control over voting, purchase and disposition of these shares and (ii) 8,800 shares owned by trusts for the benefit of Mr. Hilton’s children. Mr. Sarver has expressly disclaimed any beneficial ownership of the shares held by the trusts for the benefit of Mr. Hilton’s children.

(6)	6,000 shares are owned indirectly by family trusts.

(7)	18,000 shares are pledged to a third-party lending institution to secure a loan.

(8)
Amount includes (i) 1,185,920 shares that are owned by McCarthy, an entity in which Mr. Bradford is a member, and (ii) 1,000,000 shares that are owned by SVP, an entity in which Mr. Bradford indirectly shares control over voting, purchase and disposition of these shares.

Certain Other Beneficial Owners. Based on filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of March 15, 2011, the only other known beneficial owners of more than 5% of Meritage common stock are shown in the following table:

		Shares Beneficially
		Owned
Name of Other Beneficial Owners	Address Of Beneficial Owner	Number	Percent
Fidelity Management and Research, LLC (1)	82 Devonshire Street
	Boston, MA 02109	4,818,893	15.0%
Blackrock, Inc. (2)	40 East 52nd Street
	New York, NY 10022	3,393,096	10.6%
T. Rowe Price Associates, Inc. (3)	100 E. Pratt Street
	Baltimore, MD 21202	2,982,420	9.2%
The Bank of New York Mellon Corporation (4)	One Wall Street, 31st Floor
	New York, NY 10286	1,790,065	5.6%
Earnest Partners, LLC (5)	1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	1,538,027	5.0%

(1)
Based solely on a Schedule 13G/A, filed with the Securities and Exchange Commission (“SEC”) on February 14, 2011 Fidelity Management and Research, LLC has sole voting power with respect to 1,156,850 shares and sole dispositive power with respect to 4,818,893 shares.

(2)
Based solely on a Schedule 13G/A, filed with the SEC on January 10, 2011, Blackrock, Inc. and certain affiliated entities have sole voting power with respect to 3,393,096 shares and sole dispositive power with respect to 3,393,096 shares.

(3)
Based solely on a Schedule 13G/A, filed with the SEC on February 11, 2011, T. Rowe Price Associates, Inc. has sole voting power with respect to 793,530 shares and sole dispositive power with respect to 2,982,420 shares.

(4)
Based solely on a Schedule 13G, filed with the SEC on February 4, 2011, The Bank of New York Mellon Corporation has sole voting power with respect to 1,638,699 shares and sole dispositive power with respect to 1,790,065 shares.

(5)
Based solely on a Schedule 13G/A, filed with the SEC on May 11, 2009, Earnest Partners, LLC has sole voting power with respect to 546,781 shares, shared voting power with respect to 329,846 shares and sole dispositive power with respect to 1,538,027 shares.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
The Board of Directors is elected by the stockholders to oversee the stockholders’ interests in the operation and overall success of our business. The Board serves as our ultimate decision-making body, except for those matters reserved to or that require a vote of our stockholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting our business. We have established and operate in accordance with a comprehensive plan of corporate governance that defines and sets ethical standards for the conduct of our directors, officers and employees. This plan provides an important framework within which the Board of Directors can pursue our strategic objectives and ensure long-term stockholder value.
Corporate Governance Principles and Practices
We have adopted Corporate Governance Principles and Practices that define the key elements of our corporate governance framework and philosophy, including:
•	director qualifications,

•	independence criteria,

•	director responsibilities,

•	our committee responsibilities and structure,

•	officer and director stock ownership requirements,

•	director resignation policy,

•	director access to officers and employees,

•	our philosophy with respect to director compensation,

•	Board evaluation process,

•	confidentiality requirements,

•	director orientation and continuing education, and

•	our plans with respect to management succession.
Our Corporate Governance Principles and Practices are available on our website at www.investors.meritagehomes.com and we will provide a printed copy to any stockholder upon request. These principles are reviewed regularly by the Nominating/Governance Committee and changes are made as the Committee deems appropriate.
Director Qualification and Independence
Our Board of Directors is comprised of a group of individuals whose previous experience, financial and business acumen, personal ethics and dedication and commitment to our company allow the Board to complete its key task as the over-seer and governing body of Meritage Homes Corporation. Although the Board does not have a specific policy regarding diversity, the Board believes it should be comprised of a diverse group of persons with the following skills, backgrounds and experiences:
•	management or board experience in large complex institutions, as well as small entrepreneurial companies,

•	finance, banking and capital markets,

•	accounting,

•	legal and regulatory,

•	real estate, including homebuilding, commercial and land development,

•	sales and marketing, and

•	operations
Additionally, the board believes that diversity is an important consideration in the composition of the board of directors and includes such factors as its directors’ skills, areas of expertise, gender, race and culture. Our Board is comprised of the following members:
Class I Directors
Steven J. Hilton, 49, was co-chairman and co-chief executive officer of Meritage Homes Corporation from 1997 to May 2006. In May 2006, Mr. Hilton was named the Company’s chairman and chief executive officer. Mr. Hilton co-founded Arizona-based Monterey Homes, the predecessor company to Meritage Homes Corporation, in 1985. Under Mr. Hilton’s leadership, Monterey became publicly traded in 1996. Mr. Hilton received his Bachelor of Science degree in accounting from the University of Arizona and is a director of Western Alliance Bancorporation, a multi-billion-dollar community bank based in Las Vegas, Nevada. Mr. Hilton has over 25 years of real estate experience and is considered an expert and innovator in the homebuilding industry. He is a frequent participant in panels and interviews regarding the industry.
Raymond Oppel, 54, has been a director since December 1997. He was the co-founder, chairman and chief executive officer of The Oppel Jenkins Group, a regional homebuilder in Texas and New Mexico, which was sold in 1995 to the public homebuilder KB Home. Mr. Oppel is a licensed real estate broker and currently is active as a private investor in real estate development. Mr. Oppel has almost 20 years of experience in the homebuilding business. Mr. Oppel possesses extensive knowledge about the real estate industry in general and the homebuilding industry in particular.

Richard T. Burke, Sr., 67, has been a director since September 2004. Mr. Burke is the Chairman of the Board of Directors of UnitedHealth Group, which he founded, took public in 1984 and served as chairman and chief executive officer until 1988. From 1995 until 2001, Mr. Burke was the owner and chief executive officer of the Phoenix Coyotes, a National Hockey League team. In the last six years, Mr. Burke also served as a director for First Cash Financial Services, Inc. Mr. Burke is a business and civic leader in Phoenix, Arizona, and his experience as the chairman and CEO of a multi-billion dollar public company provides the Board with outstanding corporate governance and financial insight.
Dana Bradford, 46, has been a director since August 2009. Mr. Bradford is the president and managing partner of McCarthy Capital Corporation, a private equity firm based in Omaha, Nebraska, with nearly $1 billion in assets under management. He serves as a director of a number of private companies, including Guild Mortgage, a full-line mortgage company; Southwest Value Partners, a real estate investment firm; Waitt Corp Investments, a diversified investment company; Vornado Air, a branded consumer products company; NRG Media, a sixty station radio network; and SAFE Boats International, a Seattle based manufacturer of boats for the security and defense industry. He also formerly served as a director of the Ronald McDonald House, the National Conference for Community and Justice and Ballantyne (AMEX: BTN), a movie projector manufacturer. He currently serves on the board of the Chamber of Commerce and Children’s Hospital. Mr. Bradford earned a bachelor’s degree in business administration from the University of Arizona. Mr. Bradford brings additional perspective to the Board relating to real estate and corporate finance matters.
Class II Directors
Peter L. Ax, 51, has been a director since September 2000 and is the managing partner of Phoenix Capital Management, a venture capital firm. Mr. Ax is the former chairman and chief executive officer of SpinCycle, Inc., a publicly held consolidator and developer of coin-operated Laundromats. Previously, Mr. Ax served as head of the Private Equity Division and senior vice president of Lehman Brothers in New York. Mr. Ax is also on the board of directors of iGo, Inc. (NASDAQ: IGOI) and serves on the Advisory Board of Directors of Cascadia Capital, a Seattle based investment banking and merchant banking firm. Mr. Ax holds an M.B.A. from the Wharton School at the University of Pennsylvania and a law degree from the University of Arizona, and has been a certified public accountant. He has also been an accounting instructor at the Wharton School and is regularly a judge in the annual Wharton Business Plan competition. Mr. Ax possesses extensive skills and experience relating to, among other things, capital markets and corporate finance.
Robert G. Sarver, 49, has been a director since December 1996, and is the chairman and chief executive officer of Western Alliance Bancorporation, a director of Skywest Airlines, and the managing partner of the Phoenix Suns basketball team. He was the chairman and chief executive officer of California Bank & Trust from 1998 to 2001. From 1995 to 1998, he served as chairman of Grossmont Bank. In 1990, Mr. Sarver co-founded and currently serves as the executive director of Southwest Value Partners, a real estate investment company. Mr. Sarver founded the National Bank of Arizona and was its President until its acquisition by Zions Bancorporation in 1994. Mr. Sarver has been a certified public accountant. Mr. Sarver has been active in the real estate industry for more than 20 years and is known nationwide as a leader and expert in banking. He has extensive experience in a wide spectrum of successful real-estate activities, including commercial, residential and development projects.
Gerald W. Haddock, 63, was appointed as a director in January 2005. Mr. Haddock is the founder of Haddock Enterprises, LLC and formerly served as president and chief executive officer of Crescent Real Estate Equities, a diversified real estate investment trust. He is currently a director and audit committee chairman of ENSCO International, Plc., a leading global offshore oil and gas drilling service company. He is a former Board Member of Cano Petroleum, Inc., having served from late December 2004 to October 2008. He also serves on the Board of Directors of the Baylor Foundation of Baylor University and on the Board of Trustees of the M.D. Anderson Proton Therapy Education and Research Foundation. In 2010, Mr. Haddock became a member of the International Advisory Board of the CEELI Institute, an international provider of post-graduate and professional legal education, as well as a director of the Friends of the CEELI Institute. In 2011, Mr Haddock became a member of the Board of Trustees of the Baylor College of Medicine. Mr. Haddock received his Bachelor of Business Administration and Juris Doctorate degrees from Baylor University. He also received a Master of Laws in Taxation degree from New York University and a Masters of Business Administration degree from Dallas Baptist University.
In case of a Board vacancy or if the Board elects to increase its size, determinations regarding the eligibility of director candidates are made by the Nominating/Governance Committee, which considers the candidate’s qualifications as to skills and experience in the context of the needs of the Board of Directors and our stockholders. The Nominating/Governance Committee also evaluates and reports to the Board of Directors regarding the independence of each candidate. Consistent with the rules and regulations of the NYSE, at least a majority of the Board of Directors must be independent.
No director will be deemed to be independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareowner, member, partner or trustee of an organization that has a relationship with the Company. The Board observes all criteria established by the NYSE and other governing laws and regulations. In its review of director independence, the Board of Directors considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships the director may have with the Company.

As a result of its review, the Board of Directors has determined that a majority of Meritage’s Board members are independent. Our independent directors are Peter L. Ax, Raymond Oppel, Richard T. Burke, Gerald W. Haddock and Dana Bradford.
In making this determination, the Board of Directors evaluated whether there exists any relationships between these individuals and Meritage. Except as noted below, the Board of Directors determined no relationship exists between Meritage and any independent director or any of its executive officers:
•	Steven J. Hilton is not considered independent because he is employed by the Company.
•
Prior to 2004, Robert G. Sarver was deemed an independent director. The Nominating/Governance Committee has continually monitored certain relationships between Mr. Sarver and Meritage along with relationships between Mr. Sarver and Mr. Hilton. Mr. Sarver and Mr. Hilton have certain business relationships unrelated to Meritage, including Mr. Sarver serving as trustee of certain of Mr. Hilton’s family trusts. The Nominating/Governance Committee evaluated these relationships and determined that they did not impair Mr. Sarver’s independence because they do not involve Meritage and are insignificant in relation to Mr. Sarver’s net worth. During 2004, Mr. Sarver became the controlling owner of the Phoenix Suns basketball team, in which Mr. Hilton purchased a minority ownership interest. This relationship was closely evaluated by the Nominating/Governance Committee because of its significance to Messrs. Sarver and Hilton and because Meritage had purchased advertising with the Phoenix Suns, although that advertising contract expired in 2008. The Nominating/ Governance Committee and the Board of Directors believe Mr. Sarver is a valuable member of the Board and that the Company benefits from his extensive business experience. Nevertheless, the Nominating/Governance Committee concluded it is in the best interest of Meritage’s stockholders that Mr. Sarver not be deemed an independent director.

•
As disclosed in footnotes (5) and (8) to the Security Ownership by Management and Principal Stockholders table, Dana Bradford is deemed to indirectly own 1,000,000 shares of Meritage Homes common stock that are owned by Southwest Value Partners Fund XIV, LP, an entity in which Mr. Bradford shares control over voting, purchase and disposition of the shares. Mr. Bradford also has an ownership interest in the McCarthy Group, LLC, which through an affiliated entity indirectly owns 1,185,920 shares of Meritage homes common stock. As disclosed, Robert Sarver also has an interest in McCarthy and SVP, although he disclaims any beneficial ownership of the Meritage Homes shares owned directly or indirectly by McCarthy. The Board of Directors evaluated Mr. Bradford’s interest in McCarthy and SVP, including the related interests of Robert Sarver in those entities, and determined that Mr. Bradford’s independence was not impaired because, among other reasons, the relationship only involves an indirect ownership of Meritage Homes common stock and there are no transactions, directly or indirectly, between Mr. Bradford (or the SVP and McCarthy entities) and the Company.

The Board has also determined that all governance committees of the Board are composed entirely of independent directors.
Board Leadership Structure
Steven J. Hilton, our co-founder and CEO, also serves as a director and the Chairman of the Board. We believe Mr. Hilton’s unique industry experience and continuing involvement in the day-to-day operations of the Company make him highly qualified to serve as our Board’s Chairman. Mr. Hilton founded Meritage Homes and is thus intimately familiar with its history, culture and operations. Mr. Hilton possesses in-depth knowledge and expertise in the homebuilding industry as a whole and Meritage Homes in particular and is the Company’s largest individual shareholder. The Board of Directors has concluded that this puts Mr. Hilton in a unique position and makes him the most compelling choice to serve both as Chairman of the Board and CEO to effectively represent the stockholders’ interest. Mr. Ax, our Audit Committee Chairman, also serves as the Board’s lead independent director. Mr. Ax has extensive knowledge of capital markets and corporate finance and has previously served as CEO of a publicly traded corporation. We believe that Mr. Ax’s role as our lead independent director serves as a counterbalance to Mr. Hilton’s position as Board Chairman and provides the appropriate level of independent director oversight. Additionally, our lead independent director can call a meeting of the independent directors as he deems necessary, bringing any matters the lead independent director feels should be addressed to the majority of our directors at any time.

CEO and Management Succession
Under the charter of the Nominating/Governance Committee, it is the role of the Nominating/Governance Committee to review and recommend to the Board of Directors changes as needed to the Company’s Corporate Governance Principles and Practices, including items such as management succession, policies and principles for CEO selection and performance review, and policies regarding succession in the event of an emergency or retirement of the CEO. The Corporate Governance Principles and Practices provides, among other things, that our Executive Compensation Committee is to conduct an annual review of the performance of the CEO.
The Board of Directors considers management evaluation and CEO succession planning an important responsibility of the Board. Under our Corporate Governance Principles and Practices, the Board of Directors is responsible for approving a succession plan for our CEO and other senior officers. Issues relating to CEO succession planning are addressed regularly (at least annually) by the Board.
Risk Oversight
Our Board of Directors has overall responsibility for the oversight of risk management. As part of this oversight, on a regular basis, our Board of Directors receives reports from various members of management and is actively involved in monitoring and approving key decisions relating to our operations and strategy. Additionally, the management teams at our divisions must obtain approvals from our corporate executive team prior to engaging in certain activities or committing significant amounts of the Company’s financial and operational resources. As a result, senior management, who report directly to executive management, cannot undertake significant transactions that may result in short-term benefits for their divisions, but that would expose us to unnecessary risks and, similarly, executive management (including our NEOs) cannot engage in such transactions without approval from our Board of Directors. For example, management must obtain approval from the Board of Directors before proceeding with any land acquisition above a pre-established threshold, and our General Counsel regularly reports to the Board of Directors information concerning ongoing litigation and possible legal and other risks that might expose the Company to liability or loss. The Board also annually reviews the Company’s insurance programs. Management also operates the business within parameters established by an annual budget that is reviewed and approved by the Board of Directors. At each regular Board meeting, management provides the Board of Directors a status report with respect to the budget and addresses any material variances. We believe our budgeting process provides a useful mechanism for identifying risks and the related rewards and provides a quantitative method for evaluating those risks and rewards. The Board of Directors also provides oversight of risk through its standing committees. For example:
•
Our Audit Committee is responsible for reviewing and analyzing significant financial and operational risks and how management is managing and mitigating such risks through its internal controls and risk management processes. Our VP of Internal Audit reports directly to the Audit Committee and provides routine updates on the progress and findings of the on-going internal audit reviews. Our external auditors also have at least quarterly discussions with our Audit Committee, and meet both with and without Company management present, to highlight what they perceive as our key financial risks. Our Audit Committee plays an important role in approving our annual internal controls monitoring plan and is regularly engaged in discussions with management regarding business risks, operational risks, transactional risks and financial risks.

•
Our Executive Compensation Committee oversees risks relating to the compensation and incentives provided to our senior executive officers. The Executive Compensation Committee negotiates and approves all of the employment agreements of our NEOs and the Committee approves all grants of equity awards to all of our employees. Based on a joint decision with the Committee since 2009, we have begun using restricted share grants in lieu of stock options in our long-term equity compensation to provide an incentive to balance the assumption of risk while maintaining shareholder value. In addition, for our NEOs, a large portion of these equity grants contain performance vesting criterion.

•	Since 2009, all of our Independent Directors sit on all of our Committees to provide greater Director participation in key policy decisions.
The Board and Board Committees
We currently have seven incumbent directors and the following committees: Audit Committee, Executive Compensation Committee and Nominating/Governance Committee.
During 2010, the Board of Directors held eleven meetings. Each director attended at least 75% of the Board and committee meetings of which they were a member, except for Mr. Sarver, who attended 64%. Directors are expected to attend our annual meetings of stockholders. All directors attended our 2010 annual meeting, which was held on May 19, 2010.

The following table identifies the current members of our Board of Directors, and describes the current members of each of the committees and the number of meetings held during 2010:

Executive
			Compensation		Nominating/Governance
Board of Directors	Audit Committee		Committee		Committee
Steven J. Hilton
Peter L. Ax +	X	**	X		X
Raymond Oppel	X		X	**	X
Richard T. Burke, Sr.	X		X		X
Gerald W. Haddock	X		X		X	**
Dana Bradford	X		X		X
Robert G. Sarver
Number of Meetings	8		3		4

X = Member ** = Chair + = Lead Independent Director
Audit Committee
The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act (Exchange Act), and the rules and regulations of the NYSE. The Audit Committee assists the Board of Directors in:
•	fulfilling its oversight of the integrity of our financial statements,

•	reviewing and approving any related party transaction between us and senior executive officers and directors,

•	overseeing our compliance with legal and regulatory requirements,

•	determining the independent registered public accounting firm’s qualifications and independence, and

•	evaluating the performance of our internal audit function and independent registered public accounting firm.
The Audit Committee has the sole authority to appoint or replace our independent registered public accounting firm and approves all audit engagement fees and terms of all significant non-audit engagements with the independent registered public accounting firm in accordance with the pre-approval policies set forth in our Audit Committee charter. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as it deems necessary to carry out its duties.
The Audit Committee operates under a written charter established by the Board. The charter is available on our website at www.meritagehomes.com and we will provide a printed copy to any stockholder upon request. Each member of the Audit Committee meets the independence requirements of the NYSE and the Exchange Act, and is financially literate, knowledgeable and qualified to review our financial statements. The Board of Directors has determined that Peter Ax, an independent director as defined by the NYSE’s listing standards, is an “audit committee financial expert.” Information about Mr. Ax’s past business and educational experience is included in his biography in this proxy statement under the caption “Class II Directors”.
The report of the Audit Committee is included in this proxy statement under the caption “Report of the Audit Committee.”
Executive Compensation Committee
Responsibilities. The Board of Directors has established our Executive Compensation Committee (the “Compensation Committee”) in accordance with the NYSE’s rules and regulations. The Compensation Committee regularly reports to the Board of Directors and its responsibilities include:
•	reviewing and approving goals and objectives relative to the compensation of our NEOs, evaluating our NEOs’ performance in light of these goals and approving the compensation of our NEOs,
•	overseeing all equity-based award grants,
•	making recommendations to the Board of Directors with regard to non-NEO compensation and equity-based awards, and
•	producing a report on executive compensation to be included in our annual proxy statement.

Composition and Independence. The Compensation Committee is currently comprised of five members of the Board, each of whom is designated to be “independent” under the Corporate Governance Standards of the NYSE, a “non-employee director” under Section 16 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Code. Generally the Compensation Committee chairman is in charge of setting the schedule for the Compensation Committee’s meetings, as well as the agenda of each meeting.
Charter. The Compensation Committee operates under a written charter, which is available on our website at www.meritagehomes.com. We will provide a printed copy of the charter to any stockholder upon request.
Outside Consultants. The Compensation Committee has the specific authority to hire outside advisors and consultants. However, no consultants were hired during 2008 or 2009 to assist in any compensation-related matters. In late 2010, the Company retained Pearl Meyer & Partners, an independent compensation consulting firm, to present the Board with an update of current compensation trends and practices among homebuilders.
Role of Compensation Committee and Executives in the Compensation Setting Process. The Compensation Committee determines executive compensation with respect to our NEOs independent of management. With respect to compensation of non-NEOs, the Compensation Committee functions in an oversight role as these decisions are considered the responsibility of management. For example, the Compensation Committee reviews the compensation for various non-NEOs to evaluate reasonableness in comparison to industry standards and may make recommendations to the CEO regarding changes in non-NEO compensation. The Compensation Committee approves all grants of equity-based awards. For the NEOs, the number and type of equity award grants in most cases are determined based on an employment agreement between the Company and the NEO, which are negotiated and approved by the Compensation Committee; however, they may be adjusted based on the Compensation Committee’s review of the NEO’s performance and competitive market factors. For non-NEOs, management is responsible for recommending to the Compensation Committee the persons to receive grants and the nature and size of the proposed award. Because management is responsible for the day-to-day operation of the Company, the Compensation Committee believes that management is in the best position to make this recommendation.
Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee is, or has been, an employee of Meritage or any of its subsidiaries. There were no interlocking relationships between Meritage and other entities that might affect the determination of the compensation of Meritage’s executive officers.
Nominating/Governance Committee
The Board of Directors has established a Nominating/Governance Committee, which directly reports to the Board of Directors and is responsible for:
•	identifying individuals qualified to become Board members and recommending director nominees for the next annual meeting of stockholders,

•	reviewing and recommending changes as needed to the Company’s Corporate Governance Principles and Practices,

•	addressing such items as management succession, including policies and principles for our CEO selection and performance review and succession in the event of an emergency or retirement of the CEO,

•	developing director qualifications and determining whether newly elected directors or prospective director candidates meet those qualifications,

•	considering director nominations received from stockholders,

•	reviewing the charters of the Compensation Committee, Audit Committee and Nominating/Governance Committee,

•	leading the Board of Directors in its annual review of the Board’s performance,

•	recommending nominees for the Compensation Committee and Audit Committee, and

•	promoting adherence to a high standard of corporate governance and company values.
The Nominating/Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Nominating/Governance Committee operates under a written charter, which is available on our website at www.meritagehomes.com. We will provide a printed copy of the charter to any stockholder upon request. Each member of the Nominating/Governance Committee meets the independence requirements of the NYSE.

Director Nomination Process
Stockholder Nominees. The policy of the Nominating/Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below. In evaluating such nominations, the Nominating/Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership qualifications and criteria described below. Any stockholder nominations proposed for consideration by the Nominating/Governance Committee must include the nominee’s name and qualifications for Board membership and should be submitted to:
Meritage Homes Corporation
17851 North 85th Street
Suite 300
Scottsdale, Arizona 85255
Attn: Corporate Secretary
The Secretary will forward all nominations to the Nominating/Governance Committee. In addition, our bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for submitting such nominations, and the deadline to propose actions for consideration at next year’s annual meeting, please see “Stockholder Proposals” on page 35 of this proxy statement.
Director Qualifications. The Nominating/Governance Committee will evaluate prospective nominees using the standards and qualifications set forth in our Corporate Governance Principles and Practices and in our separate new director criteria. Prospective nominees must meet the Company’s qualification requirements set forth in our Corporate Governance Principles and Practices and should have the highest professional and personal ethics and values, as well as broad experience at the policy-making level in business, government, education or public interest. Prospective nominees should be committed to enhancing stockholder value and should have sufficient time to devote to carrying out their duties and to provide insight based upon experience, talent, skill and expertise appropriate for the Board. Each prospective nominee must be willing and able to represent the interests of our stockholders.
Identifying and Evaluating Nominees for Directors. The Nominating/Governance Committee utilizes a variety of methods for identifying and evaluating nominees to serve as directors. The Nominating/Governance Committee assesses the current composition of the Board of Directors, the balance of management and independent directors and the need for Audit Committee expertise in its evaluation of prospective nominees. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Governance Committee may seek recommendations from current Board members, professional search firms, outside legal, accounting and other advisors, or stockholders in order to locate qualified nominees. The Nominating/Governance Committee also evaluates each candidate in the context of maintaining and creating Board diversity, as previously discussed. After completing its evaluation, the Nominating/Governance Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board will determine the nominees after considering such recommendations.
Executive Sessions of Independent Directors
Our Corporate Governance Principles and Practices dictate that the non-management members of the Board of Directors will meet in executive session at least quarterly outside the presence of directors that are employees or officers of the Company. The non-management directors met in executive session four times during 2010. Peter Ax is our Lead Independent Director and presides over these executive session meetings.
Code of Ethics
We are committed to conducting business consistent with the highest ethical and legal standards. The Board of Directors has adopted a Code of Ethics, which is applicable to all employees, including our senior and executive management and our directors. The Code is available on our website at www.meritagehomes.com and we will provide a print copy to any stockholder upon request.
Communications with the Board of Directors
Interested persons may communicate with the Board of Directors by writing to our Lead Independent Director at the address set forth on page 7.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis should be read in conjunction with the “Summary Compensation Table” and related tables that are presented immediately below.
Introduction and Summary
The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about each material element of compensation that we pay or award to, or that is earned by, our NEOs. For our 2010 fiscal year, our NEOs were:
•	Steven J. Hilton, Chairman and Chief Executive Officer,
•	Larry W. Seay, Executive Vice President, Chief Financial Officer,
•	C. Timothy White, Executive Vice President, General Counsel and Secretary, and
•	Steven M. Davis, Executive Vice President, Chief Operating Officer
This CD&A addresses and explains the numerical and related information contained in the summary compensation tables and includes actions regarding executive compensation that occurred during 2010, including the award of bonuses related to 2010 performance, and the adoption of any new, or the modification of any existing, compensation programs, if applicable.
2010 Environment
During 2010, the economic and homebuilding downturn continued, with high housing inventory levels and foreclosures exerting further pressure on home prices. Consumer confidence remained weak, despite the affordability of new homes and historic low interest rates. These factors contributed to another difficult year that resulted in relatively flat home closing revenue and corresponding decreases in sales, closings and backlog units. To effectively operate in these difficult economic times, our executive management team focuses on three main goals of (1) returning to and maintaining profitability, (2) generating positive cash flow and (3) strengthening our balance sheet.
Meritage returned to profitability in 2010, achieving the primary goal established in 2009. Total cash balances grew to $413 million at December 31, 2010. Gross margins excluding impairments increased to 18.5% for the year ending December 31, 2010, as compared to 13.5% for the same period in 2009. We continue to rebuild our lot positions with well-located, well-priced lots to supplement and replace our older communities as they close out, purchasing 5,800 lots during the year. We also strengthened our balance sheet in 2010, extending the maturities of $195 million in debt to 2020 by eliminating our 2014 maturities and reducing our maturities due in 2015 by $65 million.
The profitability and growth of Meritage is dependent on the executive management’s vision and actions to support these strategic goals and we feel we have taken, and continue to take, appropriate steps for Meritage to be well-positioned for success.
Overview
Compensation Philosophy and Objectives
Our executive compensation program is designed to drive and reward superior corporate performance both annually and over the long term while simultaneously striving to be externally competitive. We continually review our executive compensation program to ensure it reflects good governance practices and is in the best interests of stockholders, while meeting the following core objectives:
•	Pay for Performance—A substantial portion of the total compensation for each NEO is intended to be variable on a pay-for-performance basis. The terms of the performance-based compensation contemplated in each NEO’s employment agreement was based upon an assessment of external market data to ensure that the compensation formula is competitive relative to the compensation paid by companies with which we compete for executive talent. This compensation is derived based on (i) the performance of the Company as a whole, as measured against our peer group and (ii) the officer’s role in the attainment of the Company’s performance. Due to the ongoing economic recession and severe downturn in the homebuilding industry, the Compensation Committee has approved a greater percentage of long-term pay for performance awards to our NEOs than what has been our historical composition to more closely align the goals of management with those of our shareholders.

•	Stock Ownership—We are committed to utilizing our compensation program to increase executive stock ownership over time. We believe that equity ownership directly aligns the interests of our executives with those of our stockholders and helps to focus our executives on long-term stockholder value creation. Commencing in 2007, we began to award restricted stock to our NEOs as we believe such awards provide our NEOs with an incentive to continue to increase long-term stockholder value, even during periods of declining stock prices. We believe the granting of equity awards is an important retention tool and is widely used in our industry.
•	Recruiting and Retention—Due to the competitive nature of our industry, we are committed to providing total compensation opportunities that are competitive with, though not identical to, the practices of other large public homebuilders in our industry. We intend for our compensation program to be sufficiently aligned with industry practices so that we can continue to attract and retain outstanding executives who are motivated to help us achieve our mission.
Compensation Peer Group
We compete with homebuilding companies of various sizes for executive talent, and therefore the Compensation Committee generally reviews composite market data reflecting the market median compensation paid to executives with similar roles. On an informal basis, the Company reviews the compensation of its NEOs and compares it to industry peers, analyzing the relationship of the relative amounts of the components of compensation (e.g., salary, bonus, equity compensation and other compensation) to the relative size of each peer company’s revenues, assets and equity. For the past several years, the peer group has been comprised of approximately the top 12 public homebuilders and for the current year is comprised of:
•	Beazer Homes USA, Inc.
•	D.R. Horton, Inc.
•	Hovnanian Enterprises, Inc.
•	KB Home
•	Lennar Corporation
•	M.D.C. Holdings, Inc.
•	M/I Homes, Inc.
•	NVR, Inc.
•	PulteGroup, Inc.
•	Ryland Group Inc.
•	Standard Pacific Corp.
•	Toll Brothers, Inc.
This analysis includes a percentile ranking of the Company’s NEOs’ compensation as compared to the peer group’s NEOs as well as a mathematical computation of predicted compensation assuming the relationship between compensation and revenue, assets or equity derived from the peer group is applied to Meritage Homes’ financial results. Our analysis is informal in nature and is not by itself used to specifically set any particular element of compensation (whether salary, bonus, equity compensation, or otherwise) or compensation targets. Our analysis is used as an overall reasonableness check on the types and levels of compensation paid to our executive officers to ensure that the pay of our NEOs is not excessive, nor too low as to not be deemed a sufficient tool to attract and maintain key talent. The analysis is completed on a retrospective basis and as such, it is used as a guide for our Compensation Committee in setting reasonable future compensation levels and benefits.
While market data is an important factor considered by the Compensation Committee when setting compensation, it is only one of multiple factors, and the amount paid to each executive may be more or less than the composite market median based on the performance of the Company and the executive, the roles and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Compensation Committee deems important.
Compensation Program and Payments
The key components of our executive compensation program are base salary, annual incentive compensation and long-term incentive compensation. In addition, our NEOs have the opportunity to participate in our company-wide 401(k) plan and to receive certain personal benefits, as described below. The employment agreements of our CEO and other NEOs were amended in 2010 and are further described in this proxy under the section “Compensation Discussion & Analysis — Employment Agreements in Effect for 2010”.

Base Salary
The purpose of the base salary is to provide a fixed amount of cash compensation that is not variable and is generally competitive with market practices. Consistent with industry practice and our pay-for-performance objective, the base salary for each of our NEOs is designed to account for only a portion of their overall target compensation. As compared to our compensation peer group, we target our NEO salaries to be commensurate with other public homebuilders. We believe the NEO base salaries are appropriate based on the officers’ roles, responsibilities, experience and contributions to the company, as well as market data.
Annual Incentive Compensation
In accordance with the terms of each NEO’s employment agreement, each NEO is eligible for additional annual incentive compensation. As compared to our peer group, we target our NEO incentive compensation to be commensurate with other public homebuilders. The incentive compensation is designed to comply with the requirements of Section 162(m) of the Code to ensure the tax deductibility of incentive compensation paid to our NEOs. Under Section 162(m), we cannot deduct compensation in excess of $1 million that is paid to an NEO in any year unless the compensation qualifies as “performance-based” compensation under Section 162(m).
We believe investors within the public homebuilder industry look to several key financial metrics when valuing companies. These metrics include Adjusted EBITDA, return on assets and return on equity. We believe these metrics are readily accepted by the capital markets and investment communities as key measures of a company’s performance. The Compensation Committee has concluded that the combination of these metrics sets an optimal incentive program for our executive officers and aligns their interests with our stockholders. The Company believes that the use of these metrics together results in an appropriate and acceptable balance between operating results (Adjusted EBITDA), balance sheet and capital resource management (return on asset and return on equity), and our success in these measures against peer companies. For our NEOs, we have structured the cash incentive component of their compensation to result in the possible award of a percentage of Adjusted EBITDA, as defined below. The level of the cash incentive award is based upon our financial performance compared to other public homebuilders in multiple metrics. If the Company compares favorably (e.g., the top half) in each metric (i.e., return on assets and return on equity), the executive is eligible for the maximum award, subject to formal Compensation Committee approval. Where the Company’s performance falls in the lower levels of the metric, the executive is entitled to a lower, or no, bonus, also subject to formal Compensation Committee approval.
For purposes of determining the executives’ formula bonuses, “Adjusted EBITDA” means EBITDA adjusted to exclude impairments, one-time bond, refinancing and offering costs and significant litigation, settlement payments by the Company and similar costs associated with one-time extraordinary events as well as the deductions relating to the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel.
The specific details of each NEO’s 2010 incentive compensation are further described in this proxy under the section “Compensation Discussion and Analysis—Employment Agreements in Effect for 2010”.

In 2010, the Executive Compensation Committee approved performance based bonuses for each of the NEOs based on the parameters and formula reflected in their employment agreements as reflected in the table below:

	Named Executive Officer
Measurement Criteria	Steven J. Hilton	Larry W. Seay	C. Timothy White	Steven M. Davis
	Bonus as a Percentage of Adjusted EBITDA
Company’s Return on Assets *
Top half	0.82500%	0.20000%	0.15000%	0.32500%
33%-49% percentile	0.53630%	0.13000%	0.09750%	0.21000%
Below 33%	None	None	None	None

Company’s Return on Equity *
Top half	0.82500%	0.20000%	0.15000%	0.32500%
33%-49% percentile	0.53630%	0.13000%	0.09750%	0.21000%
Below 33%	None	None	None	None

	Named Executive Officer
Actual Results	Steven J. Hilton	Larry W. Seay	C. Timothy White	Steven M. Davis
	Bonus as a Percentage of Adjusted EBITDA
Company’s Return on Assets *
Meritage Homes	4.23%	4.23%	4.23%	4.23%
Top Half Average	0.85%	0.85%	0.85%	0.85%
NEO Payout %	0.82500%	0.20000%	0.15000%	0.32500%
NEO Payout $	$688,574	$166,927	$125,195	$271,256

Company’s Return on Equity *
Meritage Homes	10.92%	10.92%	10.92%	10.92%
Top Half Average	(1.27)%	(1.27)%	(1.27)%	(1.27)%
NEO Payout %	0.82500%	0.20000%	0.15000%	0.32500%
NEO Payout $	$688,573	$166,927	$125,195	$271,256

*	Compared to public homebuilders having revenues of $500 million or more.
Additionally in 2010, the Executive Compensation Committee approved discretionary bonuses to Messrs. Seay and White, in the amount of $150,000 each. The Compensation Committee considered the following key factors in determining to award discretionary bonuses and the amounts of those bonuses:
•	the Company’s financial strength and liquidity in 2010, including achieving full-year profitability, as compared to the results of other public homebuilders;
•	the total cash bonus awarded to Messrs. Seay and White under the new compensation arrangement calculations; and
•	Messrs. Seay’s and White’s individual contributions during 2010, including the completion of a debt refinancing in April 2010 and the successful negotiations and outcomes in various legal matters.
Compensation Determinations and Relevant Factors
When determining the amount (or exclusion of) bonus and incentive compensation to be paid for 2010, the Compensation Committee reviewed and considered the following information:
•	Feedback from the full Board of Directors (excluding the CEO) regarding the performance of the CEO for 2010,
•	The financial and stock performance of the Company, comparable public companies and other companies in our industry with which we compete, including the total relative stockholder return of our Company and our competitors, and
•	Feedback from the CEO supporting the bonus and incentive compensation to be paid to each NEO, based on achieving their specified goals and their personal and departmental contributions to the Company.

Long-Term Incentive Awards
Long-term incentives are intended to provide compensation opportunities based on the creation of stockholder value and an increase in our stock price. The upside potential of stock option awards will be realized by the NEOs only if our stock price performance improves over the vesting period and/or the term of the awards. Historically, stock options granted to our NEOs generally have had a five-year pro-rata vesting schedule and a seven-year term. Commencing in 2007, we began awarding our NEOs restricted stock awards as part of our total equity compensation structure. Starting in 2009, we began granting performance-based restricted stock to our NEOs, as further discussed below. The restricted stock and performance-based restricted stock awards generally have a either a three-year pro-rata or three-year cliff vesting schedule.
In connection with our equity awards, we have also adopted equity ownership requirements as further discussed below in the section “Compensation Discussion and Analysis—Security Ownership Requirements.”
The Compensation Committee believes that equity awards provide a strong long-term incentive for our NEOs (and other officers and employees) that, along with their security ownership, help to align the interests of management with our investors. The Compensation Committee believes that these equity-based awards provide the opportunity for our executives to benefit from strong equity performance and, particularly in the case of the restricted stock awards, the NEOs focus on balancing stability and preservation of the stock value against being incentivized to potentially take on an imprudent level of additional risk to drive stock appreciation with equity awards such as stock options. The Company and the Compensation Committee also believe that an appropriate mix of cash compensation and non-cash compensation in the form of equity awards is necessary and appropriate because, among other reasons, such awards do not require the use of our working capital. The Compensation Committee is mindful of the fact that equity awards represent an expense under generally accepted accounting principles and a cost to the Company and its stockholders in the form of dilution. Accordingly, we seek to achieve an appropriate balance between cash and non-cash compensation such that management is appropriately incentivized, our working capital and financial results are minimally affected and our stockholders do not experience undue dilution.
Other Compensation
The Compensation Committee does not believe in the extensive use of perquisites as a component of executive compensation. The Compensation Committee believes that the perquisites provided to our NEOs (above those received by all employees or officers in general) are limited, but help maintain the competitiveness of our compensation package as compared to our peer companies. The types of perquisites we provide to our NEOs generally consist of car allowances, and enhanced life and disability insurance.
Tax Considerations
Section 162(m) of the Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million for each NEO named in this proxy statement. The $1 million limitation generally does not apply to compensation that is pursuant to a performance-based plan approved by stockholders. Our policy is to comply with the requirements of Section 162(m) and generally maintain deductibility for all executive compensation, although we reserve the right, as do most public companies, to make non-deductible payments where we determine it is in the best interests of Meritage and its stockholders.
At the 2006 Annual Meeting of Stockholders, our stockholders approved the 2006 Incentive Plan. The purpose of the 2006 Incentive Plan is to provide for annual incentive awards to the Company’s key executives, including the NEOs, and it is the vehicle through which we pay our cash performance bonuses. The 2006 Incentive Plan is administered by the Compensation Committee and provides for cash awards payable to executives upon the attainment of certain predetermined performance goals for the Company. It is our intent that performance-based awards made pursuant to the 2006 Incentive Plan qualify as deductible compensation under Section 162(m) of the Code. Our stockholders reapproved the 2006 Incentive Plan at the 2010 Annual Meeting.
The current employment agreement for our CEO contemplates the payment of a base salary and benefits that will likely exceed slightly the limitations provided for under Section 162(m). It is not expected that we will incur a Section 162(m) excess resulting in a lost tax deduction that is material.

Security Ownership Requirements
In 2006, we adopted security ownership requirements for our directors and certain executive officers. The Board of Directors believes that these guidelines align the interests of our directors and executive officers with those of stockholders. Our directors and executive officers are required to comply with the following ownership guidelines:
•	Directors, two times annual director fees (exclusive of committee or lead director fees),
•	CEO, four times base salary, and
•	COO, CFO and General Counsel, one times base salary
In the case of the appointment of a new officer or director, such person is expected to comply with the requirements within three years of the date of appointment. In order to enable our directors and officers to prudently manage their personal financial affairs, our policy provides that once compliance is obtained, subsequent changes in stock price will not affect the person’s compliance with the guidelines. For purposes of the security ownership requirement, stock options and non-vested restricted stock are not considered owned. As of December 31, 2010, all officers and directors were in compliance with their respective security ownership requirements, except for Mr. Davis, for whom the Board has provided until December 31, 2011 to comply.
Stock Options and Other Equity-Based Awards
Meritage has traditionally granted equity-based awards to directors, senior executive officers and other employees to provide a means for incentive compensation and to align the interests of management with the interest of Meritage’s stockholders. In 2007, the Company began to grant restricted stock awards and since 2009, the entire equity award is comprised of restricted stock as a means of providing sufficient incentive compensation, bringing it more in line with industry trends.
In response to disclosure rules adopted by the SEC and other well-publicized stock option dating concerns, the Board of Directors of Meritage in 2006 approved comprehensive policies relating to the granting of stock options and other equity-based awards. Following is a summary of key aspects of our policies:
•	All stock option grants, restricted stock awards and other equity based awards (“stock-based grants”) must be approved by the Compensation Committee.
•	All stock-based grants will be approved at formal meetings (including telephonic) of the Compensation Committee.
•	The date for determining the strike price and similar measurements will be the date of the meeting (or a specified date shortly after the meeting) or, in the case of an employee, director or consultant not yet hired, appointed or retained, respectively, the subsequent date of hire, appointment or retention, as the case may be.
•	The annual stock-based grant shall be approved at a regularly scheduled meeting of the Compensation Committee during the first part of the year, but generally after the annual earnings release. We believe that coordinating the main annual award grant after our annual earnings release will generally result in this grant being made at a time when the public is in possession of all material information about us.
•	The customary annual grant to executive officers and directors shall generally occur approximately at the same time as the customary annual grant to other employees.
•	The Company shall not intentionally grant stock-based awards before the anticipated announcement of materially favorable news or delay the grant of stock-based awards until after the announcement of materially unfavorable news.
•	The Compensation Committee will approve stock-based grants only for persons specifically identified at the meeting by management.

Employment Agreements in Effect for 2010
In January 2010, we entered into new employment agreements with the CEO and each NEO, and the Compensation Committee negotiated and approved the terms of each of these agreements. Each agreement is scheduled to expire on December 31, 2012, subject to automatic one year renewal provisions unless on or before August 31, 2012 (or August 31 of any renewal term), the executive or the Company notifies the other that it wishes to terminate the agreement. Each of the employment agreements also includes a claw-back provision requiring the recovery by the Company of all or part of prior bonuses in the event the performance measure used to calculate the bonus is restated downward as a result of the executive’s willful misconduct or gross negligence. We may recover any such claw-backs through an offset to future awards payable under the employment agreement, or from the executive directly. All NEOs have non-solicitation covenants, and Mr. Hilton’s agreement also includes a non-compete covenant. A description of the other key components of each NEOs agreement follows.
Steven J. Hilton, CEO
Mr. Hilton’s agreement provides Mr. Hilton with a base salary of $1,017,500 per year, which can be adjusted from time to time, provided that it cannot be reduced without Mr. Hilton’s consent. This agreement also provides that Mr. Hilton is entitled to reimbursement of reasonable and customary business expenses, reimbursements of amounts paid to purchase a $5 million term life insurance policy, reimbursement of amounts paid to purchase disability insurance providing for monthly benefit payments of approximately $20,000, use of a chartered airplane for business purposes only, and use of a Company-provided automobile.
Mr. Hilton’s agreement also provides for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives as outlined in the matrix on page 19. Mr. Hilton’s employment agreement also contemplates that for years after 2011, he will receive an annual option grant to acquire a minimum of 90,000 shares of stock at an exercise price equal to fair market value on the date of grant or such equivalent number of shares subject to full value awards.
Larry W. Seay, Executive Vice President and Chief Financial Officer
Mr. Seay’s agreement initially provides Mr. Seay with a base salary of $500,000 per year, which can be adjusted from time to time, provided that it cannot be reduced without Mr. Seay’s consent. This agreement also provides that Mr. Seay is entitled to reimbursement of reasonable and customary business expenses, a $1,200 per month automobile allowance, and reimbursement of amounts paid up to $20,000 to purchase a $3 million term life insurance policy.
Mr. Seay’s agreement also provides for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives as outlined in the matrix on page 19. Mr. Seay’s employment agreement also contemplates that for years after 2011, he will receive an annual option grant to acquire a minimum of 36,667 shares of Company stock at an exercise price equal to fair market value on date of grant or such equivalent number of shares subject to full value awards.
C. Timothy White, Executive Vice President, General Counsel and Secretary
Mr. White’s agreement provides for a base salary of $525,000 per year, which can be adjusted from time to time, provided that it cannot be reduced without Mr. White’s consent. This agreement also provides that Mr. White is entitled to reimbursement of reasonable and customary business expenses, a $1,200 per month automobile allowance, payments to purchase disability insurance providing for a monthly benefit of up to $20,000, and reimbursements of amounts paid to purchase a $3 million life insurance policy.
Mr. White’s agreement also provides for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives as outlines in the matrix on page 19. Mr. White’s employment agreement also contemplates that for years after 2011, he will receive an annual option to purchase a minimum of 15,000 shares of Company stock at an exercise price equal to the fair market value on the date of grant or such equivalent number of shares subject to full value awards.
Steven M. Davis, Executive Vice President and Chief Operating Officer
Mr. Davis’ agreement provides for a base salary of $500,000 per year, which can be adjusted from time to time, provided that it cannot be reduced without Mr. Davis’ consent. This agreement also provides that Mr. Davis is entitled to reimbursement of reasonable and customary business expenses, a $1,200 per month automobile allowance, payments to purchase disability insurance providing for a monthly benefit of up to $20,000, and reimbursements of amounts paid to purchase a $3 million term life insurance policy.
Mr. Davis’ agreement also provides for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives as outlined in the matrix on page 19. Mr. Davis’ employment agreement also contemplates that for years after 2011, he will receive an annual option to purchase a minimum of 15,000 shares of Company stock at an exercise price equal to the fair market value on the date of grant or such equivalent number of shares subject to full value awards.

Discussion of CEO and NEO Compensation
Following is a discussion of the compensation paid, awarded or earned in 2010 to the Company’s CEO and NEOs.
CEO Compensation
Meritage’s CEO, Steven J. Hilton, was compensated in 2010 pursuant to the terms of his employment agreement, which provided for a base salary, a bonus based on Company performance, if earned, and other customary executive benefits. Under this agreement, a substantial portion of Mr. Hilton’s potential compensation was performance-based to align his goals and efforts with the interests of our stockholders.
Salary. Mr. Hilton was paid a base salary of $1,017,500 in 2010.
Restricted Stock. In 2010, Mr. Hilton received 15,000 restricted stock awards. These awards cliff vest on the third anniversary of the date of grant. Additionally, Mr. Hilton was awarded 22,500 shares of performance-based restricted stock, which cliff vest only if the following performance criteria are met:

Number of
Shares	Measurement Date	Performance Criteria
11,250	February 18, 2013	125% of 2012 Adjusted Pre-Tax Income is greater than budget or 2012 Adjusted Pre-tax Income is within $9 million of budget
6,750	February 18, 2013	2012 Adjusted G&A expense less than 110% of budget
4,500	February 18, 2013	2012 Customer Service Satisfaction Rating greater than 8.0
The number of shares and type of equity award for the 2010 grant was determined by the Compensation Committee and was deemed commensurate with compensation packages of other CEOs of public homebuilders when evaluated in connection with Mr. Hilton’s total cash and equity compensation as discussed previously in this proxy statement.
In connection with the grant of his 2009 performance-based restricted stock, the following analysis was completed:
•	The Company’s Adjusted Pre-Tax Income was $9.9 million, which was not within $9 million of budget and, when multiplied by 125%, was not equal to or greater than budget. Therefore, this performance trigger was not met and 11,250 performance-based restricted stock shares were forfeited. The budget for Adjusted Pre-Tax Income was $23.9 million for 2010.
•	The Company’s 2010 Adjusted G&A expense was $60.5 million, which was less than 110% of the $68.0 million budget. This performance trigger was met, releasing 6,750 shares of performance-based restricted stock.
•	The Company’s 2010 Customer Service Satisfaction Rating exceeded 8.0. This performance trigger was met, releasing 4,500 shares of performance-based restricted stock.
Accordingly, Mr. Hilton received 11,250 shares of the Company’s common stock on February 11, 2011.
Options. Mr. Hilton was not granted any options in 2010.
Performance-Based Bonus. For 2010, Mr. Hilton received a cash performance-based bonus pursuant to the terms set forth in his employment agreement, as outlined on page 19 in this proxy statement.
Other Benefits. The Company also provided to Mr. Hilton other benefits consistent with our normal executive employment arrangements. These benefits are detailed in the All Other Compensation Table included in this proxy statement and in 2010 totaled less than $58,000.

Other NEO Compensation
Following is a discussion of compensation paid during 2010 to the other NEOs named in this proxy statement.
Messrs. Seay, White and Davis were compensated in 2010 pursuant to the terms of their respective employment agreements, which provided for a base salary, a bonus based on Company performance, if earned, and other customary executive benefits. Under these agreements, a substantial portion of the NEOs’ potential compensation is performance-based to align his goals and efforts with the interests of our stockholders.
Salary. Messrs Seay, White and Davis were paid base salaries of $500,000, $525,000 and $500,000, respectively, in 2010.
Restricted Stock. In 2010, Messrs. Seay, White and Davis each received 10,000 restricted stock awards. These awards cliff vest on the third anniversary of the date of grant. Additionally, Messrs. Seay, White and Davis were awarded 15,000 shares each of performance stock, which also cliff vest only if the following performance-based restricted criteria are met.

Number of Shares	Measurement Date	Performance Criteria
7,500	February 18, 2013	125% of 2012 Adjusted Pre-Tax Income is greater than budget or 2012 Adjusted Pre-Tax Income is within $9 million of budget
4,500	February 18, 2013	2012 Adjusted G&A expense less than 110% of budget
3,000	February 18, 2013	2012 Customer Service Satisfaction Rating greater than 8.0
The number of shares and type of equity award for the 2010 grant was determined by the Compensation Committee and was deemed commensurate with compensation packages of other NEOs of public homebuilders when evaluated in connection with Messrs. Seay, White, and Davis total cash and equity compensation as discussed previously in this proxy statement.
In connection with the grant of their 2009 performance-based restricted stock, the following analysis was completed:
•	The Company’s Adjusted Pre-Tax Income was $9.9 million, which was not within $9 million of budget and, when multiplied by 125%, was not equal to or greater than budget. Therefore, this performance trigger was not met and 7,500 shares of performance-based stock shares were forfeited. The budget for Adjusted Pre-Tax Income was $23.9 million for 2010.
•	The Company’s 2010 Adjusted G&A expense was $60.5 million, which was less than 110% of the $68.0 million budget. This performance trigger was met, releasing 4,500 shares of performance-based stock.
•	The Company’s 2010 Customer Service Satisfaction Rating exceeded 8.0. This performance trigger was met, releasing 3,000 shares of performance-based stock.
Accordingly, Messrs. Seay, White and Davis each received 7,500 shares of the Company’s common stock on February 11, 2011.
Options. Messrs. Seay, White and Davis were not granted any options in 2010.
Performance-Based Bonus. For 2010, Messrs. Seay, White and Davis were entitled to a cash performance-based bonus pursuant to the terms set forth in their respective employment agreements as discussed previously in this proxy statement. Additionally, Messrs. Seay and White each received discretionary bonuses of $150,000 each in 2010 as discussed on page 19 of this proxy.
Other Benefits. We also provided to Messrs. Seay, White and Davis other benefits consistent with our normal executive employment arrangements and his employment agreement. These benefits are detailed in the All Other Compensation Table included in this proxy statement and in 2010 totaled less than $52,000, $62,000, and $42,000, respectively.
As discussed above, during 2009 and 2010, the Company conditioned some of its restricted stock award grants to named executive officers on the achievement of performance criteria, specifically Adjusted Pre-Tax Income and G&A expenses being within a specified range and achievement of a certain level of customer service satisfaction rating. Following is a summary of the key reasons the Compensation Committee selected these metrics:
•	Adjusted Pre-Tax Income being within a specified range—the Committee believes that in the current economic environment, it is important that the executive officers be accountable for managing the business towards the budget approved by the Board. The Compensation Committee also considered the metrics of revenue and net income, but determined pre-tax income was the most appropriate measure because revenue does not take into account profitability of our core operations and after-tax net income takes into account factors largely outside the control of management, such as the creation and relief of non-cash deferred tax valuation allowances due to accounting rules and tax laws. One of the Company’s main goals during the recent economic downturn was to return to profitability and we believe Adjusted Pre-Tax Income appropriately measures management’s success in achieving this goal.

•	Adjusted G&A being within a specified range— the Committee believes that overhead cost control, particularly in the current economic environment, is critical to the success of the Company and that it is important to hold the executive officers accountable for managing costs within the budget approved by the Board.
•	Customer service satisfaction rating—the Committee believes the long-term success of the Company is dependent on delivering quality homes with excellent customer service. In short, it is a fundamental prerequisite for almost any business to achieve high customer satisfaction. Accordingly, the Committee incorporated a customer service component.
2011 Developments
Starting in 2011, grants of restricted stock to our NEOs were modified to bring their overall structure more in-line with the goals and expectations of the NEOs and the Company. The changes and rationale were as follows:
•	Aligning the allocation of performance-based and non-performance-based restricted stock with one another ensures that there are sufficient long-term incentives to retain and compensate our NEOs.
•	Re-balancing of percentages among the performance requirements illustrates that overall success of our business is equally dependent on financial and operational metrics.
•	Adjusting the G&A goal to include selling costs (new metric is SG&A vs. G&A) to ensure sufficient cost controls are enforced throughout the sales functional area; and
•	Adjusting the performance test for SG&A expenses to be computed as a percentage of total revenue to account for potentially large and/or unforeseen fluctuations in operations.
The table below illustrates the changes beginning with grants in 2011 (vesting in years 2014 and after):

	Grants During
	2011 and After	Grants Prior to 2011
Allocation of Equity Awards:
Time Based	50.00%	40.00%
Time and Performance Based	50.00%	60.00%

Allocation of Time and Performance Based Equity Awards:
Adjusted Pre-Tax Income Goals	33.34%	50.00%
Adjusted (S)G&A Expense Goals	33.33%	30.00%
Customer Satisfaction Goals	33.33%	20.00%

Performance Based Goals:
(S)G&A Expenses Goals	Adjusted SG&A Expense is less than 15% of Total Revenue	Adjusted G&A Expense is less than 110% of Budget

The following Executive Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference to any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report.
EXECUTIVE COMPENSATION COMMITTEE REPORT
The Executive Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE EXECUTIVE COMPENSATION COMMITTEE
Raymond Oppel—Chairman
Peter L. Ax
Richard T. Burke Sr.
Gerald W. Haddock
Dana Bradford
COMPENSATION OF OFFICERS AND DIRECTORS
Summary Compensation Table

						Non-Equity
						Incentive	All
				Stock	Option	Plan	Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation
Position	Year	($)	($)(2)	($)(3)	$ (4)	($)	($)(5)	Total($)
Steven J Hilton,	2010	1,017,500	—	831,750	—	1,377,147	57,991	3,284,388
Chairman and CEO(1)	2009	800,000	—	1,605,375	—	—	54,044	2,459,419
	2008	1,017,500	—	—	2,029,294	—	48,382	3,095,176

Larry W. Seay,	2010	500,000	150,000	554,500	—	333,854	51,529	1,589,883
EVP and CFO	2009	450,000	250,000	1,070,250	—	—	48,934	1,819,184
	2008	450,000	—	—	239,010	—	40,701	729,711

C. Timothy White,	2010	525,000	150,000	554,500	—	250,390	61,300	1,541,190
EVP, General Counsel	2009	525,000	250,000	1,070,250	—	—	45,689	1,890,939
and Secretary	2008	525,000	—	—	—	—	52,052	577,052

Steven M. Davis,	2010	500,000	—	554,500	—	542,512	41,107	1,638,119
EVP and COO	2009	400,000	375,000	1,070,250	—	—	32,174	1,877,424
	2008	400,000	—	—	—	—	28,713	428,713

(1)	All compensation is for Mr. Hilton’s services in his capacity as the Chairman and Chief Executive Officer of the Company. Mr. Hilton did not receive any separate compensation for his services as a director.

(2)	Amounts represent discretionary bonuses awarded by the Compensation Committee.

(3)	The non-vested shares (restricted stock) grants have a fair value equal to the closing price of our stock on the date of the grant, in accordance with the requirements of Accounting Standards Codification Subtopic (“ASC”) 718. Balance includes all restricted stock awards granted in the year to our NEOs and not just the prorated share of all unvested grants that vested in the current year. See additional detail “Grant of Plan-Based Awards” table.

(4)	See Note 9 “Incentive Awards and Retirement Plan” of our consolidated financial statements included in our 2010 Annual Report on Form 10-K for a discussion of the Black-Scholes assumptions used for computing the fair value of options granted. As required, the options award calculation was equal to the Black-Scholes value of the option multiplied by the total number of all options granted in the year, not just the proportionate share of all unvested grants that vested in the current year.

(5)	See following table for more detail:
All Other Compensation Table
Year Ended December 31, 2010

		Health and
		Insurance		Car		Total All Other
		Premiums	401(k)	Allowance	Other	Compensation
Name and Principal Position		($)(1)	Match ($)	($)	($)(2)	($)
Steven J Hilton,	2010	43,621	5,880	—	8,490	57,991
Chairman and CEO	2009	31,921	5,880	—	16,243	54,044
	2008	33,230	5,520	—	9,632	48,382

Larry W. Seay,	2010	28,297	5,880	14,400	2,952	51,529
EVP and CFO	2009	23,578	5,880	14,400	5,076	48,934
	2008	17,452	5,520	14,400	3,329	40,701

C. Timothy White,	2010	38,552	2,363	14,400	5,985	61,300
EVP, General Counsel	2009	26,667	—	14,400	4,622	45,689
and Secretary	2008	31,267	—	14,400	6,385	52,052

Steven M. Davis,	2010	24,753	—	14,425	1,929	41,107
EVP and COO	2009	17,174	—	15,000	—	32,174
	2008	13,713	—	15,000	—	28,713

(1)	Includes: (i) employer portion of benefits provided to all employees and (ii) life and disability insurance premiums and supplemental health insurance premiums as contemplated in each NEO’s employment agreement if such elections were made.

(2)	Other represents the income gross-up to reflect tax consequences of reimbursed insurance premiums, as applicable.

2010 Grants of Plan-Based Awards

								Estimated	All Other
		Estimated Future Payouts						Future	Stock	Grant Date
		Under Non-Equity Incentive Plan						Payouts under	Awards:	Fair Value
		Awards						Equity	Number	of Stock
	Grant	Threshold		Target		Maximum		Incentive Plan	of Shares	and Option
Name	Date	($)		($)		($)		Awards (5) Maximum (#)	of Stock or Units ($)	Awards ($)(6)
Steven J Hilton,	2/18/10	—		—		—		—	15,000	$332,700
Chairman and CEO	2/18/10	—		—		—		22,500	—	$499,050
	2/18/10	—	(1)	—	(1)	—	(1)	—	—	—

Larry W. Seay,	2/18/10	—		—		—		—	10,000	$221,800
EVP and CFO	2/18/10	—		—		—		15,000	—	$332,700
	2/18/10	—	(2)	—	(2)	—	(2)	—	—	—

C. Timothy White,	2/18/10	—		—		—		—	10,000	$221,800
EVP, General Counsel and	2/18/10	—		—		—		15,000	—	$332,700
Secretary	2/18/10	—	(3)	—	(3)	—	(3)	—	—	—

Steven M. Davis,	2/18/10	—		—		—		—	10,000	$221,800
EVP and COO	2/18/10	—		—		—		15,000	—	$332,700
	2/18/10	—	(4)	—	(4)	—	(4)	—	—	—

(1)	As discussed in this proxy statement under the heading “Compensation Discussion and Analysis—Annual Incentive Compensation”, pursuant to the terms of his employment agreement, Mr. Hilton was entitled to a performance-based bonus equal to 0.825% of Adjusted EBITDA if the Company’s return on assets was in the top half of public homebuilders having revenues of $500 million or more per year, and an additional 0.825% of Adjusted EBITDA if the Company’s return on equity was in the top half of these public builders. If either measurement fell within the 33rd to 49th percentile, the bonus was 0.5363% of Adjusted EBITDA for the applicable measurement. If either measurement fell below the 33% threshold, then there would not be any formula bonus paid with respect to such measurement. There was no target award and there was no dollar maximum bonus that could be earned.

(2)	As discussed in this proxy statement under the heading “Compensation Discussion and Analysis—Annual Incentive Compensation”, pursuant to the terms of his employment agreement, Mr. Seay was entitled to a performance-based bonus equal to 0.20% of Adjusted EBITDA if the Company’s return on assets was in the top half of public homebuilders having revenues of $500 million or more per year, and an additional 0.20% of Adjusted EBITDA if the Company’s return on equity was in the top half of these public builders. If either measurement fell within the 33rd to 49th percentile, the bonus was 0.13% of Adjusted EBITDA for the applicable measurement. If either measurement falls below the 33% threshold, then there would not be any formula bonus paid with respect to such measurement. There was no target award and there was no dollar maximum bonus that could be earned.

(3)	As discussed in this proxy statement under the heading “Compensation Discussion and Analysis—Annual Incentive Compensation”, pursuant to the terms of his employment agreement, Mr. White was entitled to a performance-based bonus equal to 0.15% of Adjusted EBITDA if the Company’s return on assets was in the top half of public homebuilders having revenues of $500 million or more per year, and an additional 0.15% of Adjusted EBITDA if the Company’s return on equity was in the top half of these public builders. If either measurement fell within the 33rd to 49th percentile, the bonus was 0.0975% of Adjusted EBITDA for the applicable measurement. If either measurement falls below the 33% threshold, then there would not be any formula bonus paid with respect to such measurement. There was no target award and there was no dollar maximum bonus that could be earned.

(4)	As discussed in this proxy statement under the heading “Compensation Discussion and Analysis—Annual Incentive Compensation”, pursuant to the terms of his employment agreement, Mr. Davis was entitled to a performance-based bonus equal to 0.325% of Adjusted EBITDA if the Company’s return on assets was in the top half of public homebuilders having revenues of $500 million or more per year, and an additional 0.325% of Adjusted EBITDA if the Company’s return on equity was in the top half of these public builders. If either measurement fell within the 33rd to 49th percentile, the bonus was 0.21% of Adjusted EBITDA for the applicable measurement. If either measurement falls below the 33% threshold, then there would not be any formula bonus paid with respect to such measurement. There was no target award and there was no dollar maximum bonus that could be earned.

(5)	See additional information regarding these performance restricted stock awards in this proxy statement under the heading “Compensation Discussion and Analysis—Discussion of CEO and NEO Compensation”.

(6)	The restricted stock grants have a fair value equal to the closing price of our stock on the date of the grant, in accordance with the requirements of ASC 718.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards					Stock Awards
									Equity Incentive Plan Awards
						Number of		Market	Number of	Market or
	Number of	Number of				Shares or		Value	Unearned	Payout Value of
	Securities	Securities				Units		of Shares of	Shares, Units	Unearned
	Underlying	Underlying				of Stock		Units of	or Other	Shares, Units or
	Unexercised	Unexercised		Option	Option	that Have		Stock that	Rights that	Other Rights
	Options	Options		Exercise	Expiration	Not		Have Not	Have Not	that Have Not
Name	(#) Exercisable	(#) Unexercisable		Price($)	Date	Vested(#) (8)		Vested($)(11)	Vested (#) (9) (10)	Vested ($) (11)
Steven J Hilton,.	80,000	—		$31.31	5/13/11
Chairman and CEO	45,096	30,064	(1)	$42.82	1/29/14
	40,000	60,000	(2)	$13.69	1/2/15
	55,936	83,904	(3)	$19.90	5/19/15
						56,250	(5)	$1,248,750	45,000	$999,000

Larry W. Seay,	30,000	—		$31.31	5/13/11
EVP and CFO	22,000	14,667	(1)	$42.82	1/29/14
	31,929	21,285	(4)	$15.98	12/11/14
	14,715	22,071	(2)	$13.69	1/2/15
						37,500	(6)	$832,500	30,000	$666,000

C. Timothy White,	10,000	—		$31.31	5/13/11
EVP, Gen. Counsel	9,000	6,000	(1)	$42.82	1/29/14
and Secretary	30,000	20,000	(4)	$15.98	12/11/14
						37,500	(6)	$832,500	30,000	$666,000

Steven M. Davis,.	9,000	6,000	(1)	$42.82	1/29/14
EVP and COO	16,000	16,000	(4)	$15.98	12/11/14
						45,834	(7)	$1,017,515	30,000	$666,000

(1)	Remaining unvested options vest in equal increments on January 29, 2011 and 2012.

(2)	Remaining unvested options vest in equal increments on January 2, 2011, 2012 and 2013.

(3)	Remaining unvested options vest in equal increments on May 19, 2011, 2012 and 2013.

(4)	Remaining unvested options vest in equal increments on December 11, 2011 and 2012.

(5)	Remaining unvested shares vest 26,250 on February 11, 2011; 15,000 on February 11, 2012; and 15,000 on February 18, 2013. See also Note (8) below.

(6)	Remaining unvested shares vest 17,500 on February 11, 2011; 10,000 on February 11, 2012; and 10,000 on February 18, 2013. See also Note (8) below.

(7)	Remaining unvested shares vest 8,334 on October 16, 2011; 17,500 on February 11, 2011; 10,000 on February 11, 2012; and 10,000 on February 18, 2013. See also Note (8) below.

(8)	Includes performance-based restricted stock that satisfied performance criteria as of December 31, 2010, but do not vest until February 11, 2011. The shares include 11,250 for Mr. Hilton, and 7,500 each for Messrs. Seay, White and Davis.

(9)	Represents performance-based restricted stock that vests in equal increments on February 11, 2012 and February 18, 2013 subject first to the satisfaction of specific performance criteria. See additional discussion regarding these performance stock awards in footnote (5), in the 2010 Grants of Plan-Based Awards table included in this proxy statement.

(10)	Excludes performance-based restricted stock shares scheduled to vest on February 11, 2011 that were forfeited as of December 31, 2010 due to failure to meet performance criteria. Forfeited shares include 11,250 for Mr. Hilton and 7,500 each for Messrs. Seay, White and Davis.

(11)	Computed as the number of shares or units of stock that have not yet vested multiplied by the closing price of the Company’s stock on December 31, 2010 of $22.20.
2010 Option Exercises and Stock Vested

	Stock Awards
	Number of	Value
	Shares Acquired	Realized
Name	on Vesting(#)	on Vesting($)
Steven J Hilton, Chairman and CEO	43,500	973,965
Larry W. Seay, EVP and CFO	27,445	614,494
C. Timothy White, EVP, General Counsel and Secretary	32,500	727,675
Steven M. Davis, EVP and COO	33,333	716,827
Nonqualified Deferred Compensation Plans
We do not currently have a deferred compensation plan, and no NEOs deferred any compensation during 2010.

Potential Payments upon Termination or Change-of-Control
Summary
During 2010, we entered into new employment agreements and change of control agreements with our CEO and each of our other NEOs. Under the terms of these agreements, our CEO and other NEOs are entitled to severance payments and other benefits in the event of certain types of terminations. These benefits can include cash payments, continuation of insurance benefits and the acceleration of outstanding stock options and restricted shares.
Following is a summary of the severance provisions contained in the employment agreements and change of control agreements between the Company and its NEOs.
Employment Agreements Severance Benefits
Each employment agreement provides the executive with severance benefits in certain situations upon his termination of employment. Following is a summary the potential severance payments and benefits depending on the reason for termination.
Voluntary termination by executive without Good Reason
•	If Steve Hilton voluntarily terminates his employment with the Company without Good Reason, he will be entitled to receive from the Company (i) his base salary through the date of termination and (ii) at the Company’s option, a $5 million severance payment in monthly installments of $208,333.33 over a period of two years in consideration of the non-compete and non-solicitation covenants contained in his agreements.
•	If Larry Seay, C. Timothy White or Steven Davis voluntarily terminates his employment with the Company without Good Reason, he will be entitled to receive from the Company his base salary through the date of termination.
Voluntary termination by executive with Good Reason
If any executive voluntarily terminates his employment with Good Reason, he will be entitled to receive from the Company (i) his base salary through the date of termination and any bonus earned in a previous year but not yet paid, (ii) reimbursement of COBRA premiums and (iii) a severance payment equal to sum of (x) two times the executive’s base salary on the date of termination and (y) two times the higher of (I) the executive’s actual bonus compensation* earned for the two years prior to termination and (II) the annual bonus paid to the executive in the year preceding the date of termination; provided, however, with respect to (a) Mr. Hilton, his severance payment shall not be less than $5 million and shall not exceed $10 million, (b) the severance payment for Messrs. Seay, White and Davis shall not exceed $3 million, and (c) if Messrs. Seay, White or Davis’ employment is terminated during the last six months of the Company’s fiscal year, he will also be paid a pro rata bonus for that fiscal year. In addition, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

*	Bonus compensation is determined as the greater of (i) the actual bonus paid to the executive or (ii) the fair value on the day of grant of the shares of the restricted stock, stock options and other equity awards that become vested in such year of termination.
Termination by the Company without Cause
If the Company terminates the executive Without Cause, each executive will be entitled to receive from the Company (i) his base salary through the date of termination and any bonus earned in a previous year but not yet paid, and, if such termination occurs during the final six months of the fiscal year, a pro rata portion of the bonus then in effect for that year, (ii) reimbursement of COBRA premiums and (iii) a severance payment as follows:
•	For Steven J. Hilton, the sum of (x) two times Mr. Hilton’s base salary on the date of termination and (y) two times his average bonus compensation* earned for the two years prior to termination; provided, however, Mr. Hilton’s severance payment shall not be less than $5 million and shall not exceed $10 million.
•	For Larry W. Seay, C. Timothy White and Steven Davis, sum of (x) one times the executive’s base salary on the date of termination and (y) one times his actual bonus compensation* earned for the two years prior to termination; provided, however (a) the severance payment for Messrs. Seay and Davis shall not exceed $2 million, and (b) Mr. White’s severance payment shall not be less than $1.25 million for a termination in 2010 or $1 million for a termination in 2011, but in no event shall the amount exceed $2 million.

In addition, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

*	Bonus compensation is determined as the greater of (i) the actual bonus paid to the executive or (ii) the fair value on the day of grant of the shares of the restricted stock, stock options and other equity awards that become vested in such year of termination.
Termination by the Company for Cause
If the Company terminates any executive’s employment for Cause, the executive will be entitled to receive only his base salary through the date of termination and any bonus earned in a previous year but not yet paid.
Death or Disability
If the executive’s employment is terminated as a result of the executive’s death or disability, the executive will be entitled to receive from the Company (i) his then current base salary through the date of termination and any bonus earned in the previous year but not paid, (ii) a pro rata portion of the executive’s actual bonus for the year, (iii) and reimbursement of COBRA premiums. In addition, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.
Change of Control Agreements Severance Benefits
General Terms
Effective Date: January 1, 2010
Termination Date: Effective so long as executive is employed by the Company
Triggering Event: Pursuant to each executive’s change of control agreement, each executive is entitled to severance benefits if (i) his employment is terminated by the Company without Cause at anytime within 90 days prior to or within two years following a Change of Control or (ii) the executive terminates his employment for Good Reason at any time within two years following a Change of Control.
Severance Benefits
•	For Steven J. Hilton, the severance payment is equal to the sum of (i) three times the higher of (x) Mr. Hilton’s annual base salary on the date of termination or (y) his base salary on the date preceding the change of control and (ii) three times the highest of (x) Mr. Hilton’s average annual incentive compensation* for the two years prior to termination of employment or (y) his annual incentive compensation* for the two years preceding the year in which the change of control occurred.
•	For Larry W. Seay, C. Timothy White and Steven Davis, the severance payment is equal to the sum of (i) two times the higher of (x) the executive’s annual base salary on the date of termination or (y) the executive’ base salary on the date preceding the change of control and (ii) two times the highest of (x) the executive’s average annual incentive compensation* for the two years prior to termination of employment or (y) the executive’s annual incentive compensation* for the year preceding the year in which the change of control occurred (for Mr. Seay) and the year preceding the year in which the termination occurred (for Messrs. White and Davis).
In addition, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

*	Incentive compensation is determined as the sum of (a) the actual incentive compensation paid to executive and (b) the fair value on the date of grant of the shares of restricted stock, stock options and other equity-based awards that become vested in such year of termination.

Other Matters Regarding the Employment Agreements and Change of Control Agreements
The terms “Good Reason”, “Cause” and “Change of Control” are defined in the employment and change of control agreements.
All severance payments under the employment agreements and change of control agreements are conditioned upon the delivery and non-revocation of a customary release by the executive in favor of the Company.
Each executive’s employment agreement and change of control agreement is structured so that the executive is entitled to the greater benefit under the two agreements, but is not entitled to duplicative benefits.
Each of the employment agreements and change of control agreements include customary provisions concerning the timing, limitation and alteration of payments to comply with Section 409A of the Internal Revenue Code.
Consistent with the SEC’s rules and regulations concerning executive compensation disclosure, the potential value of each executive’s benefits assumes that that the termination occurred on December 31, 2010, and with a closing stock price of $22.20 on the last business day of 2010. The benefit derived from the acceleration of options was computed as the difference between the strike price and the closing price of our stock on the last day of 2010 for each option grant affected. Total termination benefits represent payments for severance, non-compete and non-disclosure covenants.

	Voluntary	Voluntary
	Termination by	Termination by	Termination
Executive Officer	Executive Without	Executive With	By Company	Death or	Change of
and Position	Good Reason	Good Reason	Without Cause	Disability	Control
Steven J. Hilton, Chairman and CEO	$5,031,581	$9,741,864	$10,288,649	$4,620,185	$11,751,018

Larry W. Seay, Executive Vice President and Chief Financial Officer	$—	$4,773,828	$3,727,999	$2,353,047	$5,281,571

C. Timothy White, Executive Vice President and General Counsel	$—	$3,713,626	$3,337,106	$2,087,106	$3,965,952

Steven Davis, Executive Vice President and Chief Operating Officer	$—	$4,283,675	$3,479,660	$2,515,094	$5,039,136
Director Compensation
In 2010, our non-employee directors received an annual retainer of $50,000; committee chairmen received an additional annual payment of $15,000; and committee members received an additional payment of $10,000. The lead director received an additional $40,000 annually. During 2010, each of our directors (other than Mr. Hilton) received a grant of 6,000 shares of restricted stock, which cliff vest on February 18, 2013.

The 2010 director compensation is set forth below:

	Fees Earned or Paid	Restricted Stock Awards	All Other
Name	in Cash ($)	($) (1) (2)	Compensation ($) (3)	Total ($)
Robert G. Sarver	50,000	133,080	—	183,080
Raymond Oppel	85,000	133,080	—	218,080
Peter L. Ax	125,000	133,080	—	258,080
Richard T. Burke, Sr.	80,000	133,080	—	213,080
Gerald W. Haddock	85,000	133,080	—	218,080
Dana Bradford	80,000	133,080	—	213,080

(1)	As of December 31, 2010, the outstanding number of options and non-vested restricted stock awards held by the non-employee directors was 39,500 for Messrs. Sarver, Oppel, Ax and Burke, 29,500 for Mr. Haddock and 12,000 for Mr. Bradford.

(2)	See Note 9 “Incentive Awards and Retirement Plan” of our Consolidated Financial Statements included in our 2010 Annual Report on Form 10-K for discussion of the Black-Scholes assumptions used for computing the fair value of options and awards granted. As required, the calculation is equal to the fair value of the award multiplied by the total number of awards granted in 2010, not just the proportionate share of all existing unvested awards that vested in the current year.

(3)	As part of the reimbursement to directors for out-of-pocket expenses incurred in attending Board and committee meetings, we reimburse certain directors for charter aircraft service or other travel and lodging-related expenses. During 2010, we made reimbursements of approximately $54,000; $2,500; $2,500, $1,800 and $2,600 to Messrs. Burke, Haddock, Oppel, Ax and Bradford, respectively.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2010 and through the date of this filing all of our officers, directors and greater than ten percent beneficial owners complied with all filing requirements of Section 16(a) of the Exchange Act, except one Form 4 for Mr. Haddock which was filed 14 days subsequent to its filing due date due to a technical oversight by the Company to timely submit such form to the SEC.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Meritage maintains a written policy concerning conflict of interest transactions that generally applies, among other things, to transactions between the Company and related persons, including employees, officers and directors and applies to direct and indirect relationships and transactions. Because of the nature of our business, which involves the ownership, development, construction and sale of real estate and single family homes, our policy was carefully constructed to capture transactions and relationships between the Company or its competitors, and related persons and relationships between employees, directors, suppliers, vendors, subcontractors (“trades”) and others. At the same time, we were mindful to not inadvertently create the potential for conflicts relating to transactions that are primarily of a personal nature and do not involve the Company, or conflict with its business (for example, the construction of a vacation home or the purchase of a home from the Company pursuant to its home purchase policy that is available to most employees).
For transactions not exempted from the policy, Meritage’s policy requires that designated members of senior management must review and approve any transaction between a covered person (e.g., employees, officers and directors) and the Company, or between a covered person and a trade. The policy provides that the Company’s legal and internal audit departments are to be involved in the review and approval process. For transactions involving directors or senior executive officers (including the officers named in this proxy statement), the proposed transaction must be approved in advance by the Audit Committee of the Board of Directors. Real estate transactions between the Company and related persons are subject to strict scrutiny.
Each of the transactions listed below was approved by the Audit Committee of the Board of Directors pursuant to the policy, except that the payments made to the Phoenix Suns pursuant to the advertising/sponsorship were not specifically approved by the Audit Committee in 2008 as the payments were made pursuant to a previously existing contractual arrangement.

During 2004 the Company entered into an advertising/sponsorship agreement with the National Basketball Association’s Phoenix Suns organization. In 2004, Mr. Sarver became and remains the Controlling Owner and Managing Partner of the Phoenix Suns, and Mr. Hilton became and remains a minority owner of the team. In 2008, we paid approximately $170,000 in advertising/sponsorship costs related to the agreement. We terminated our advertising/ sponsorship agreement during 2007 and therefore had no such payments in 2009 or 2010.
During 2010, 2009 and 2008, we chartered aircraft services from companies in which Mr. Hilton has a significant ownership interest. Payments made to these companies were as follows:

Year Ended December 31

2010	2009	2008
$234,000	$200,000	$89,000
During 2009, we entered into an FDIC insured bank deposit account agreement with Alliance Bank of Arizona (“Alliance Bank”) through the Certificate of Deposit Account Registry Service (“CDARS”). CDARS is an accepted and recognized service through which participating banks may accept and provide FDIC insurance coverage for large deposits that would otherwise exceed FDIC insurance limits (currently $250,000) by placing, as custodian for the deposit customer (Meritage), that portion of the deposit exceeding FDIC insurance limits with other CDARS banks participating in the program such that for FDIC insurance purposes, the deposit is divided into insured amounts and deposited with other network banks to allow for full FDIC coverage. At December 31, 2010 we have placed cash deposits in the aggregate amount of $89.3 million through Alliance Bank as the CDARS custodian or relationship bank. Alliance Bank has divided this amount into FDIC insured amounts deposited with other CDARS participating FDIC insured institutions. We do not pay any separate fees to Alliance Bank for this program. Rather, Alliance Bank receives a small fee from the other CDARS institutions for certain funds placed. Robert Sarver, a Meritage director, is a director and the chief executive officer of Western Alliance Bancorporation, the parent holding company of Alliance Bank. In addition, Steven Hilton, our Chairman and CEO is also a director of Western Alliance Bancorporation. During 2010 and 2009, we earned $653,000 and $93,000, respectively, of interest on deposits placed with Alliance Bank pursuant to the CDARS program.
INDEPENDENT AUDITORS
Deloitte & Touche LLP serves as our principal independent registered public accounting firm. We expect representatives of Deloitte & Touche LLP to be present at our Annual Meeting of Stockholders to respond to appropriate questions, and they will be given an opportunity to make a statement if they desire to do so.
The following table presents fees for professional accounting services rendered by our principal accountant for the audit of our annual financial statements for 2010 and 2009, and fees billed for other services rendered.

	2010	2009
Audit fees(1)	$941,675	$800,000
Audit-related fees	—	—

Audit and audit-related fees	$941,675	$800,000
Tax fees(2)	—	10,000
All other fees	—	—

Total fees	$941,675	$810,000

(1)	Audit fees consisted principally of fees for audit and review services, and approximately $117,000 in 2010 for services related to various SEC comfort letters and expert consents.

(2)	Tax fees consisted of fees for income tax consulting and tax (including state and local tax procurement) compliance, including preparation of original and amended state and federal income tax returns, refund claims, and IRS tax audit assistance.
Each year, the Audit Committee approves the annual audit engagement in advance. The Audit Committee also has established procedures to pre-approve all non-audit services provided by the principal independent registered public accounting firm. All 2010 and 2009 non-audit services listed above were pre-approved.

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.
REPORT OF THE AUDIT COMMITTEE
We have reviewed Meritage’s audited consolidated financial statements and met with both management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also reviewed, and discussed with management and Deloitte & Touche LLP, management’s report and Deloitte & Touche LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We have received from and discussed with Deloitte & Touche LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding independence. These items related to that firm’s independence from Meritage. We also discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with those charged with Governance” and Rule 2-07 of Regulation S-X “Communications with Audit Committees.” Based on these reviews and discussions, we recommended to the Board that Meritage’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
THE AUDIT COMMITTEE
Peter L. Ax—Chairman
Raymond Oppel
Richard T. Burke, Sr.
Gerald W. Haddock
Dana Bradford
STOCKHOLDER PROPOSALS
The Board of Directors and Nominating/Governance Committee will consider nominations from stockholders for the class of directors whose terms expire at the 2012 Annual Meeting. Nominations must be made in writing to our Secretary, not earlier than the 150th day nor later than the 120th day prior to the first anniversary date of mailing of this proxy statement, which is expected to occur on or about April 8, 2011; provided, however, that in the event that the date of the 2012 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s annual meeting, which is to be held on May 18, 2011, notice by the stockholder must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the later of the 120th day prior to the date of such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made, and that notice must contain sufficient background information concerning the nominee’s qualifications and such other information as specified in our bylaws. Our Corporate Secretary must receive any other stockholder proposals for the 2012 Annual Meeting by the same date, or December 10, 2011 to be considered for inclusion in our 2012 proxy statement.
Proposals to be presented at the 2012 Annual Meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with our bylaws. To be timely, a stockholder’s notice of such a proposal must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company, not earlier than the 150th day nor later than the 120th day prior to the first anniversary date of mailing of this proxy statement, which is expected to occur on or about April 8, 2011, (or, with respect to a proposal required to be included in Meritage’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, or its successor provision, the earlier date such proposal was received); provided, however, that in the event that the date of the 2012 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s annual meeting, which is to be held on May 18, 2011, notice by the stockholder must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the later of the 120th day prior to the date of such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made.
A nomination or other proposal will be disregarded if it does not comply with the above procedures.

FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the CD&A section of this proxy statement regarding future compensation actions or events and the anticipated effects of our compensation structure and programs. Meritage undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Meritage’s business, particularly those mentioned under the heading “Risk Factors” in Meritage’s Annual Report on Form 10-K, and in the periodic reports that Meritage files with the SEC on Form 10-Q and Form 8-K.

ANNUAL REPORT ON FORM 10-K AND OTHER MATTERS
The Board of Directors is not aware of any other matters to be presented at the meeting. If any other business should properly come before the meeting, the proxy holders will vote according to their best judgment.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 may be viewed and downloaded from www.meritagehomes.com, may be requested via email through such website or may be requested telephonically at 480-515-8100. The Annual Report is not considered to be proxy solicitation material.
Upon request, the Company will provide by first class mail, to each stockholder of record on the record date, without charge, a copy of this proxy statement and all attachments hereto, the proxy card, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the required financial statements and financial statement schedules. Written requests for this information should be directed to: Corporate Secretary, Meritage Homes Corporation, 17851 North 85th Street, Suite 300, Scottsdale, AZ 85255.

Meritage Homes Corporation
C. Timothy White Executive Vice President, General Counsel and Secretary April 1, 2011

MERITAGE HOMES CORPORATION
INVESTOR RELATIONS
909 HIDDEN RIDGE, SUITE 400
IRVING, TX 75038
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M34279-P09985	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERITAGE HOMES CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) you wish to withhold vote for on the space provided below.
		All	All	Except
The Board of Directors recommends you vote FOR the following:		☐	☐	☐

1.	Election of Directors

Nominees:

01) Robert G. Sarver
02) Peter L. Ax
03) Gerald W. Haddock

The Board of Directors recommends you vote FOR proposals 2 and 3:						For	Against	Abstain

2.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.					☐	☐	☐

3.	Advisory vote to approve compensation of Named Executive Officers (Say on Pay).					☐	☐	☐

					1 Year	2 Years	3 Years	Abstain
The Board of Directors recommends you vote 3 YEARS on the following proposal:

4.	Advisory vote on the frequency of future advisory votes on Say on Pay.				☐	☐	☐	☐

NOTE: To conduct any other business that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

The 2011 Meritage Homes Corporation Annual Meeting will be held at:
Meritage Homes Corporate Office
17851 North 85th Street, Suite 300
Scottsdale, Arizona 85255

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M34280-P09985

MERITAGE HOMES CORPORATION
Annual Meeting of Stockholders
May 18, 2011 10:00 AM
This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) Steven J. Hilton, C. Timothy White and Larry W. Seay, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MERITAGE HOMES CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, local time on May 18, 2011, at the Meritage Homes Corporate Office, 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on May 18, 2011

MERITAGE HOMES CORPORATION
MERITAGE HOMES CORPORATION
INVESTOR RELATIONS
909 HIDDEN RIDGE, SUITE 400
IRVING, TX 75038
Meeting Information
Meeting Type:           Annual Meeting of Stockholders
For holders as of:      March 31, 2011
Date: May 18, 2011         Time: 10:00 AM local time

Location:	Meritage Homes Corporate Office 17851 North 85th Street Suite 300 Scottsdale, AZ 8525
You are receiving this communication because you hold shares in the above named company.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT ANNUAL REPORT How to View Online:
Have the information that is printed in the box marked by the arrow è   XXXX XXXX XXXX   (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
*   If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow è   XXXX XXXX XXXX   (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 4, 2011 to facilitate timely delivery.
— How To Vote —
Please Choose One of the Following Voting Methods
Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.
Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow è   XXXX XXXX XXXX   available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

                      Voting Items

The Board of Directors recommends you vote
FOR the following:

1.	Election of Directors
01) Robert G. Sarver
02) Peter L. Ax
03) Gerald W. Haddock
The Board of Directors recommends you vote FOR proposals 2 and 3:
2.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.
3.	Advisory vote to approve compensation of Named Executive Officers (Say on Pay).
The Board of Directors recommends you vote 3 YEARS on the following proposal:
4.	Advisory vote on the frequency of future advisory votes on Say on Pay.
NOTE: To conduct any other business that may properly come before the meeting or any adjournment or postponement thereof.